UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Intermec, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m. Pacific time, on Wednesday, May 26, 2010

Place	Intermec Headquarters, 6001 36th Avenue West, Everett, Washington 98203-1264

Items of Business	• To elect nine directors nominated by our directors for a term expiring at the 2011 Annual Meeting of Stockholders and until their successors are elected and qualified.

• To vote on an advisory proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2010.

• To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Record Date	You are entitled to vote if you were a stockholder as of the close of business on March 29, 2010.

Voting	We urge you to read this proxy statement and vote your shares promptly, whether or not you expect to attend the meeting in person. You can vote your shares by proxy over the Internet or by telephone. You can also vote by proxy if you complete, sign and date your voting instruction form and return it by mail (if you are a beneficial owner) or if you request a printed proxy card to complete, sign and return by mail (if you are a stockholder of record).

By order of the Board of Directors, Janis L. Harwell Senior Vice President, General Counsel and Corporate Secretary

Everett, Washington April 16, 2010

Intermec, Inc.

6001 36th Avenue West

Everett, Washington 98203-1264

425.348.2600

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 26, 2010

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	Why am I receiving these materials?

We have made these materials available to you on the Internet or, upon your request, have delivered printed copies of these materials to you by mail because our Board of Directors is soliciting your proxy to vote your shares at our Annual Meeting of Stockholders to be held at 10:00 a.m., Pacific time, on May 26, 2010, at our headquarters, 6001 36th Avenue West, Everett, Washington 98203-1264. This proxy statement provides information that we are required to provide you under the rules of the Securities and Exchange Commission to assist you in voting your shares.

2.	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

In accordance with rules adopted by the SEC, we provide access to this proxy statement and our 2009 Report to Stockholders over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners, which contained instructions on how to access this proxy statement and our 2009 Report to Stockholders and how to vote.

We expect to mail the Notice of Internet Availability to stockholders on or about April 16, 2010. If you receive a Notice of Internet Availability, you will not receive a printed copy of the proxy materials unless you specifically request one. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

Most stockholders can elect to view future proxy materials via email instead of receiving paper copies in the mail. Please see the information included in the Notice of Internet Availability. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to our proxy materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

3.	How can I obtain Intermec’s 2009 Annual Report on Form 10-K?

Our 2009 Annual Report on Form 10-K including exhibits, as amended (which we refer to throughout as our “Form 10-K”) is available at http://www.intermec.com/about_us/investor_relations/compliance/index.aspx. Stockholders may request a free copy of our Form 10-K by contacting Investor Relations at the address provided under “Corporate Governance — Availability of Information and Communications with the Board.” We will furnish any exhibit to our Form 10-K if specifically requested.

4.	What items of business will be voted on at the Annual Meeting?

(1) The election of nine directors, nominated by our Board, to serve until our 2011 Annual Meeting and until their successors are elected and qualified; and

(2) An advisory management proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010.

We will also consider any other business that is properly brought before the Annual Meeting.

5.	How does the Board recommend I vote?

Our Board recommends that you vote FOR each of the director nominees and FOR the advisory proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010.

6.	What shares can I vote?

Our only class of stock outstanding is common stock, par value $.01 per share. Each share of common stock outstanding as of the close of business Eastern time on the record date, March 29, 2010, is entitled to one vote on all items of business at the Annual Meeting. You may vote all shares you owned at that time, which may be (1) shares held directly in your name as the stockholder of record or (2) shares held for you as beneficial owner through a broker, trustee or other nominee, such as a bank, including shares purchased through our Employee Stock Purchase Plan. On the record date, there were 62,253,998 shares of common stock outstanding and entitled to vote. There were 9,930 stockholders of record and approximately 18,225 beneficial owners on the record date. The last sale price of the common stock for that date was $14.27.

7.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a broker, trustee or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, Mellon Investor Services, you are considered to be a stockholder of record with respect to those shares. The Notice of Internet Availability has been sent to you, and if specifically requested, we will send you printed copies of these proxy materials. You may have certificates for those shares, or they may be registered in book-entry form. As the stockholder of record, you have the right to grant your voting proxy directly to our proxy holders or to vote in person at the Annual Meeting. We have provided instructions on voting and granting your voting proxy in the Notice of Internet Availability, and if specifically requested, we will also send a printed proxy card for your use.

Beneficial Owner.  If your shares are held in a brokerage account or by a trustee or other nominee, you are considered to be the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction form by the broker, trustee or nominee, or an agent hired by the broker, trustee or nominee. As a beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote, and you are also invited to attend the Annual Meeting. You will be asked to show some evidence of your ownership (for example, a brokerage statement) to be admitted to the Annual Meeting.

Because a beneficial owner is not the stockholder of record, you may not vote these shares directly at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee on how to vote your shares.

8.	How can I vote my shares in person at the Annual Meeting?

We will provide a ballot to anyone who requests one at the Annual Meeting. Shares held in your name as the stockholder of record may be voted on that ballot. Shares held beneficially in street name may be voted on a ballot only if you bring a legal proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instruction form as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

9.	How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those on the Notice of Internet Availability, proxy card or voting instruction form provided.

By Internet.  Stockholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trustees or nominees. Please check your voting instruction form for Internet voting availability.

By Telephone.  Stockholders of record may submit proxies using any touch-tone telephone from within the United States by following the instructions on the Notice of Internet Availability or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voting instruction forms provided by their brokers, trustees or nominees.

By Mail.  Stockholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the accompanying pre-addressed envelopes. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided and mailing them in the accompanying pre-addressed envelopes.

Intermec is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. (Delaware General Corporation Law, Section 212(c).) The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

10.	Can I change my vote?

If you are a stockholder of record and have submitted a proxy, you can change your vote by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote again. You may also revoke your proxy at any time before it is voted by sending a written notice of revocation or by submitting a signed proxy card bearing a later date, in either case to Intermec, Inc., c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717. Broadridge must receive any such revocation of proxy by 5:00 p.m., Eastern time, on May 25, 2010, for it to be effective. If you vote by telephone or on the Internet and wish to change your vote, you should call the toll-free number or go to the Internet site, whichever method you used earlier, and follow the directions for changing your vote. Broadridge’s telephone and Internet voting sites will close at 11:59 p.m., Eastern time, on May 25, 2010.

If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker, trustee or nominee as set forth in the voting instruction form. If you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, you can change your vote by attending the Annual Meeting and voting in person.

11.	What is the quorum required in order to conduct business at the Annual Meeting?

A majority of the shares outstanding at the record date must be present at the Annual Meeting for a quorum to conduct business. Shares are counted as “present” at the Annual Meeting if the stockholder attends the Annual Meeting or is represented at the Annual Meeting by a duly authorized proxy.

12.	What is the voting requirement to approve each of the proposals and how are votes counted?

You may vote “for” or “against” one or more of the director nominees, or you may abstain. Directors will be elected by a majority of the votes cast at the Annual Meeting. An abstention will not be counted as a vote cast for purposes of determining a majority.

You may vote “for” or “against” the advisory proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010, or you may abstain. The approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting. An abstention has the same effect as a vote against this proposal.

If you provide specific instructions with regard to the proposals, your shares will be voted as you instruct. If you sign and return your proxy card or voting instruction form or otherwise submit your vote by proxy without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board. The proxy holders will vote in their discretion on any other matters that properly come before the Annual Meeting.

If you are a stockholder of record and do not submit your vote by proxy or vote in person at the Annual Meeting, your shares will not be voted. However, if you hold shares beneficially in street name, the result may be different. If you do not return the voting instruction form, your broker, trustee or nominee may vote your shares in certain circumstances and on certain proposals. Brokers may not use discretionary authority to vote shares on Proposal 1 if they have not received instructions from their clients. However, the NYSE rules consider a proposal such as Proposal 2 to be routine and would permit brokers to vote on Proposal 2 in their discretion if they have not received instructions from their clients. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes.” Those shares will be included in determining the presence of a quorum at the Annual Meeting, but are not considered “present” for purposes of voting on non-discretionary matters.

13.	What happens if additional matters are presented at the Annual Meeting?

Other than the two proposals described in this proxy statement, we are not aware of any other business to be acted on at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Patrick J. Byrne, Robert J. Driessnack and Janis L. Harwell, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason any of our director nominees are not available as candidates for election as a director, the proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

14.	Who will count the votes?

An inspector of election has been appointed to tabulate the votes cast at the Annual Meeting.

15.	What does it mean if I receive more than one Notice of Internet Availability or more than one set of voting materials?

It means you have multiple accounts with the transfer agent and/or with brokers and banks. Please submit each proxy and/or voting instruction form you receive.

16.	Who will pay the costs of soliciting votes for the Annual Meeting?

We are making this solicitation and will pay the entire cost of preparing, printing, mailing and distributing the Notice of Internet Availability to stockholders of record and beneficial owners and printed proxy materials to those who specifically request them, as well as the cost associated with soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to posting our proxy materials on the Internet and mailing the Notice of Internet Availability and printed copies of these proxy materials, the solicitation of proxies may be made in person, by telephone or by electronic communication by our directors, officers and other employees who will not receive any additional compensation for such activities. We have retained MacKenzie Partners, Inc. to assist us in the distribution of proxy materials and the solicitation of votes, for a fee of $7,500 plus customary costs and expenses for these services. We will also reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy and solicitation materials to the beneficial owners of our common stock.

17.	Where can I find the voting results of the Annual Meeting?

We expect to announce preliminary voting results at the Annual Meeting. Voting results also will be disclosed on a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting. You can access that Form 8-K, and all of our other reports filed with the SEC, at our website, http://www.intermec.com/InvestorRelations/, or at the SEC’s website, http://www.sec.gov.

18.	Is a list of stockholders entitled to vote at the Annual Meeting available?

The list of stockholders of record as of the record date will be available at the Annual Meeting. It will also be available ten days prior to the Annual Meeting, between the hours of 9 a.m. and 4 p.m., Pacific time, Monday through Friday, at the offices of the Corporate Secretary, 6001 36th Avenue West, Everett, Washington 98203-1264. Any holder of our common stock may examine the list for any purpose germane to the Annual Meeting.

19.	What is the deadline to propose actions for consideration at next year’s Annual Meeting?

There are two different procedures by which stockholders may submit proposals for action at our annual meetings of stockholders. The first procedure is provided by the SEC’s rules and the second by our By-Laws.

SEC Rule 14a-8 permits stockholders to submit proposals they would like to have included in our proxy statement and proxy card. In order for such proposals to be considered for our 2011 Annual Meeting, our Corporate Secretary must receive them no later than December 17, 2010.

Section 2.7 of our By-Laws permits stockholders of record to propose business to be considered at an annual meeting without being included in the proxy statement and proxy card. Such business must be a proper matter for stockholder action, and the stockholder proposing it must comply with the applicable notice provisions of our By-Laws. For the 2011 Annual Meeting, notice must be delivered to our Corporate Secretary no earlier than January 26, 2011 and no later than February 25, 2011. If, however, the date of the 2011 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the 2010 Annual Meeting, then notice must be delivered not earlier than 120 days before the 2011 Annual Meeting and not later than 90 days before the 2011 Annual Meeting or, if we provide less than 100 days’ advance notice of the date of the 2011 Annual Meeting, not later than ten days following the day on which public announcement of the date of the 2011 Annual Meeting is first made.

Proposals should be sent to our Corporate Secretary at 6001 36th Avenue West, Everett, Washington 98203-1264. You may obtain a copy of the By-Law provisions regarding these requirements by writing to the Corporate Secretary at that address.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the 2010 Annual Meeting, please promptly vote your shares on the Internet, by telephone or by completing, signing and dating your voting instruction form and returning it by mail (if you are a beneficial owner) or by requesting a printed proxy card and completing, signing, dating and returning it by mail (if you are a stockholder of record).

CORPORATE GOVERNANCE

Availability of Information and Communications with the Board

We have established a Corporate Governance section on our website (our “Corporate Governance Webpage”), which can be accessed at http://www.intermec.com/investorrelations, and selecting the “Corporate Governance” option. The charters of the Board’s standing committees, the Standards of Independence, the Corporate Governance Guidelines and the Standards of Conduct that apply to all directors, officers and other employees are posted there. We intend to disclose on our Corporate Governance Webpage any amendment to the Standards of Conduct and any waiver of the Standards of Conduct related to executive officers or directors.

Stockholders or other interested parties who wish to communicate with any individual director, including the Chairman of the Board, our Board as a group, or a specified committee or group of directors, such as our independent directors, can do so by sending written communications by mail or courier, in care of the Corporate Secretary at the street address below, or by email to Board@intermec.com. All correspondence should indicate to whom it is addressed. Our annual meeting also provides an opportunity for stockholders to ask questions or otherwise communicate directly with members of our Board on matters relevant to our Company.

This proxy statement and the 2009 Report to Stockholders (which includes our Form 10-K) are also available on our Corporate Governance Webpage, indicated above. Stockholders may obtain free printed copies of these materials by contacting Investor Relations as follows:

Intermec, Inc.	Telephone: 425.348.2600
6001 36th Avenue West	Email: invest@intermec.com
Everett, Washington 98203-1264

The Board of Directors

Our Board currently has nine members. The Chairman of the Board is Allen J. Lauer, an independent, non-management director. Our Chief Executive Officer, Patrick J. Byrne, also serves as a director. The Board has three standing committees, which are the Audit and Compliance Committee, the Compensation Committee and the Governance and Nominating Committee. The Board also has established an Equity Grant Committee, which is not a standing committee, to which authority has been delegated to make grants to employees who are not executive officers of the Company.

Board Independence

With the exception of Patrick J. Byrne, our Board consists of non-management directors. Mr. Byrne is not an independent director because he also is President and Chief Executive Officer of the Company. The Governance and Nominating Committee and the Board consider the relationships our non-management directors have with the Company and determine whether such directors are independent of the Company and management. The Board has adopted Standards of Independence, which our stockholders can access on our Corporate Governance Webpage, to help determine whether any of our non-management directors have a material relationship with the Company. After considering relevant facts and circumstances, the Board determined that all of our non-management directors who served during 2009, Eric J. Draut, Gregory K. Hinckley, Lydia H. Kennard, Allen J. Lauer, Stephen P. Reynolds, Steven B. Sample, Oren G. Shaffer and Larry D. Yost, were independent within the meaning of SEC regulations, the NYSE standards for director independence and our Standards of Independence, and had either no relationship with the Company (other than being a director and/or stockholder) or only immaterial relationships with the Company that are permissible within the parameters set forth in our Standards of Independence. We monitor relationships between the Company and the directors and the other companies for which they or their applicable family members are directors or employees, including some that are not required to be disclosed in this proxy statement as related person transactions. We transact business with some of such other companies, in amounts that do not exceed the limitations contained in our Standards of Independence. In the case of Mr. Draut, the Board considered the fact that he is the Chief Financial Officer and Board member of our largest stockholder, Unitrin, Inc., and took into account Unitrin’s investment in Intermec and the transactions between Unitrin and Intermec. There is no agreement between Unitrin and Intermec regarding Mr. Draut’s nomination or election to our Board. The Board concluded, on the recommendation of the Governance and Nominating Committee, that Mr. Draut is an independent director.

The Board has determined that the standing committees consist entirely of independent directors. The Board also has determined that our Audit and Compliance Committee members meet the applicable SEC and NYSE requirements relating to audit committee membership.

Meetings and Attendance

Our Board met ten times during 2009; three of the ten meetings were held by telephone. Materials for our Board and committee meetings are sent in advance to the appropriate participants. If a director cannot attend a meeting, he or she generally communicates any comments or questions through the relevant Chair. All of our directors attended more than 75% of the aggregate number of Board meetings and meetings of committees of the Board on which that director served during 2009. In addition to executive sessions scheduled as part of regularly scheduled Board meetings, our independent directors met six times during 2009. These meetings are chaired by Mr. Lauer.

All directors are expected to attend our annual meetings of stockholders. All of our directors attended the annual meeting of stockholders held in 2009.

Board Committees

In 2009, our Board had three standing committees: the Audit and Compliance Committee, the Compensation Committee and the Governance and Nominating Committee. Independent directors other than committee Chairs are generally expected to serve on two committees.

The following table shows our current directors’ memberships on the standing committees of the Board during 2009.

Director	Audit and Compliance	Compensation	Governance and Nominating
Eric J. Draut	—	Member	Member
Gregory K. Hinckley	Member	Member	—
Lydia H. Kennard	—	Member	Member
Allen J. Lauer	—	—	Chair
Stephen P. Reynolds	Member	—	Member
Steven B. Sample	Member	—	Member
Oren G. Shaffer	Chair	—	—
Larry D. Yost	—	Chair	—

Audit and Compliance Committee.  The Audit and Compliance Committee (the “Audit Committee”) consists of four independent directors. The current members are Mr. Shaffer (Chair), Mr. Hinckley, Mr. Reynolds and Dr. Sample. The Board has determined that, under the rules of the SEC and NYSE, all the members of the Audit Committee are independent and financially literate. The Board has also determined that Mr. Hinckley and Mr. Shaffer each meet the SEC criteria for “audit committee financial expert.” The Audit Committee’s authority and responsibilities are set forth in a charter adopted by the Board and reviewed annually. That charter is available on our Corporate Governance Webpage.

The Audit Committee, which met nine times in 2009, evaluates the qualifications, performance and independence of our independent registered public accounting firm, which reports directly to the Audit Committee, and has the responsibility to retain or to terminate the independent registered public accounting firm as our independent auditors. The Audit Committee reviews and discusses with the independent auditors and with management our annual audited consolidated financial statements and quarterly financial statements, the effects of regulatory and accounting initiatives and any significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements. The Audit Committee also reviews and discusses with the independent auditors, internal auditors and management the adequacy of our system of internal controls and procedures. Additionally, the Audit Committee reviews and discusses with the independent auditors and management our internal audit department’s responsibilities, budget and staffing as well as any recommended changes to the internal audit scope and plan. The Audit Committee’s policy is that all audit and non-audit services to be performed by our independent auditors must be approved in advance. The Audit Committee reviews with management and discusses proposed earnings releases. The Audit Committee periodically meets separately with management, internal audit, and our independent auditors.

The Audit Committee reviews management’s implementation and enforcement of compliance with our Standards of Conduct. The Audit Committee also considers other possible conflicts-of-interest situations brought to its attention and makes appropriate recommendations concerning these situations. In addition, it oversees management’s compliance with our Related Person Transactions Policy, as described in “Certain Relationships and Related Persons Transactions — Policies, Procedures and Practices.”

The report of the Audit Committee appears in this proxy statement under the caption “Report of the Audit and Compliance Committee.”

Compensation Committee.  The Compensation Committee consists of four independent directors. They currently are Mr. Yost (Chair), Mr. Draut, Mr. Hinckley and Ms. Kennard. The Compensation Committee met eight times in 2009. The Board has determined that all the members of the Compensation Committee are independent, non-employee, outside directors within the meanings of SEC regulations, NYSE listing standards, and the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee’s authority and responsibilities are set forth in a charter adopted by the Board and reviewed annually. That charter is available on our Corporate Governance Webpage.

The Compensation Committee recommends to the Board policies for executive compensation and approves the remuneration of our Chief Executive Officer (“CEO”), executive officers, and those vice presidents who report directly to the CEO (collectively, “Senior Officers”). It oversees the administration of the employee equity and cash incentive plans, cash bonus plans, Employee Stock Purchase Plan, and certain other compensation and retirement arrangements.

The Compensation Committee acts on elements of Senior Officer compensation at various times during the year. Shortly before the end of each year, the Compensation Committee comprehensively reviews the total compensation of each Senior Officer and relevant peer group comparisons with the Compensation Committee’s outside compensation consultant. Decisions on Senior Officer salaries for the following year are made during the same meeting. In the first quarter of each year, the Compensation Committee determines cash incentive plan payments to Senior Officers based on performance achieved during the preceding year. In the same quarter, the Compensation Committee sets the performance metrics for the current year’s cash incentive plan and multi-year performance-based equity grants to Senior Officers, which includes our named executive officers. Our annual grants of stock options and restricted stock units are made at the time of the annual meeting of stockholders, during the second quarter of the year.

Frederic W. Cook & Co., Inc. (“FWC”) serves as the Board’s outside compensation consultant on various aspects of executive and director compensation. The Compensation Committee considered findings by FWC in determining 2009 compensation levels for the executive officers. Specifically, a representative of FWC attended several scheduled Compensation Committee meetings and provided to the Compensation Committee relevant market data, information on compensation trends and advice on compensation levels for the executive officers for 2009 and 2010. FWC assisted the Governance and Nominating Committee with a benchmarking review of non-employee director compensation. FWC assisted both the Compensation Committee and the Governance and Nominating Committee with relevant trend and market data in their respective deliberations regarding temporary compensation reductions made in 2009 in response to prevailing economic conditions. FWC has not performed any services on behalf of management but, with the permission of the Compensation Committee, it works with management. Each year, FWC presents to the Compensation Committee a total compensation analysis for each executive officer based on market data provided by FWC at the Compensation Committee’s direction. This is the Compensation Committee’s frame of reference for the executive officer compensation decisions it will make in the following year. Based on this data, FWC makes recommendations to the Compensation Committee regarding CEO compensation. The CEO, with the assistance of the Vice President of Human Resources, provides recommendations to the Compensation Committee for the executive officers (excluding the CEO) also based on the data provided by FWC.

The Compensation Committee’s charter allows it to delegate its authority to subcommittees or other Board committees, and it has used this authority to delegate to the Equity Grant Committee authority to make equity grants to employees who are not executive officers, typically in the case of new hires or promotions; see “Executive Compensation — Compensation Discussion and Analysis — Equity Granting Practices.”

Governance and Nominating Committee.  The Governance and Nominating Committee (the “Governance Committee”) consists of five independent directors. The members of the Governance Committee currently are Mr. Lauer (Chair), Mr. Draut, Ms. Kennard, Mr. Reynolds and Dr. Sample. The Governance Committee met seven times in 2009. The Board has determined that, under the corporate governance rules of NYSE, all the members of the Governance Committee are independent. The Governance Committee’s authority and responsibilities are set forth in a charter adopted by the Board and reviewed annually. That charter is available on our Corporate Governance Webpage.

The Governance Committee reviews and recommends to the Board practices and procedures relating to corporate governance, including the evaluation and recommendation of criteria for membership on the Board and the composition and structure of the Board and its committees. The Governance Committee also reviews succession plans related to the CEO and recommends to the Board the compensation of directors for Board and committee service each year.

The Governance Committee also develops and recommends to the Board director succession plans, it evaluates the size of the Board and it considers the qualifications of persons recommended for election to fill vacancies that may occur on the Board from time to time. The Governance Committee also evaluates the qualifications of persons recommended by the stockholders for election to the Board, as disclosed under “Consideration of Director Nominees.”

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee in 2009 were Mr. Draut, Mr. Hinckley, Ms. Kennard, and Mr. Yost. None of them had, during 2009 or at any earlier time, served as an officer or employee of Intermec or its subsidiaries. None of our executive officers had, during 2009 or at any earlier time, served as a director or compensation committee member at a company where any member of our Board was an executive officer.

Board Leadership Structure

In accordance with our By-laws, the Board is free to determine whether the roles of principal executive officer and Board chairman should be held by the same person or by two separate individuals. Our Board has determined that having an independent director serve as Chairman of the Board, separate from our Chief Executive Officer, is in the best interests of the Company at this time. The separation of these roles has been useful in providing continuity at the Board-level during a period of transition at the CEO-level and during the recent period of economic uncertainty. The Board’s method of overseeing risk management is not a factor in its choice of leadership structure.

The Board’s Oversight of Risk Management

The Board oversees risk management through its standing committees and through the Board as whole. The Audit Committee reviews the Company’s policies with respect to risk assessment and risk management, including the guidelines and policies governing the process used by our CEO and senior management to assess and manage the Company’s exposure to risk. Key risk areas identified by management are reviewed with the pertinent committee or the full Board, as deemed appropriate by the Board in consultation with management. For example, the Audit Committee reviews major financial risk exposures and the steps management has taken to monitor and control such exposures. In addition, the Governance Committee advises the Board with respect to corporate governance practices that help position the Board to effectively carry out its risk oversight responsibility. The full Board also regularly receives reports, agendas and minutes of the proceedings of its standing committees and, in this way, remains apprised of the risks reviewed by the committees.

The Compensation Committee monitors risks related to the Company’s compensation programs. Our Chief Financial Officer and our Vice President, Human Resources evaluate whether our compensation policies and practices for our employees present risks reasonably likely to have a material adverse effect on the Company. They also consider whether or how our compensation policies and practices may relate to our material business risks. These officers review their findings with the Compensation Committee. Based on this review, we do not believe that potential risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Consideration of Director Nominees

The Governance Committee annually assesses the size, composition and needs of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise occur, the Governance Committee consults with the full Board. The Board may decide either to fill the vacancy or to reduce the size of the Board to eliminate the vacancy. The Board may retain a professional search firm to assist with the identification and evaluation of candidates to fill any vacancy.

The Governance Committee has adopted general criteria for nomination to the Board. These general criteria reflect the Governance Guidelines adopted by the Board, and describe the traits, abilities and experience that, at a minimum, the Governance Committee considers in selecting candidates to recommend for nomination to the Board. The following is a summary of these criteria:

•	Directors should be of the highest ethical character and share the values of the Company, as represented in the Standards of Conduct and in the Corporate Governance Guidelines;

•	Directors should hold or have held a generally recognized position of leadership that demonstrates the ability to exercise sound judgment in a wide variety of matters;

•	A majority of the members of the Board must be independent within the meaning of applicable rules, regulations and listing standards;

•

Directors should be willing to devote a substantial amount of time to Company business so as to understand the Company’s business and keep informed of operations, understand the Company’s reporting system and system of internal controls, and exercise care, balance, fairness and due deliberation in the decision-making process;

•	Directors should have the ability to attend Board meetings, meetings of all committees of which they are members and annual meetings of stockholders;

•	Directors should be able to engage in a free and open exchange of ideas and opinions with other directors at Board and committee meetings;

•	Directors should be able to serve for at least five years before reaching the retirement age of 75;

•	Directors are expected to comply with stock ownership guidelines established by the Board; and

•	Directors should be available to offer advice and guidance to the CEO at times other than regularly scheduled Board meetings.

In addition, the Governance Committee may consider a director candidate’s past contributions to the Board as a director, or specific qualities that may be needed to fill a particular vacancy, such as financial expertise and financial literacy for potential members of the Audit Committee, and other characteristics desired to achieve a balance of knowledge, experience and capability on the Board in view of the Company’s current and anticipated businesses and strategies. The Board believes that diversity in age, gender, race, ethnic background, geographic origin and exposure, industry and functional or professional experience can bring distinctive skills, perspectives and experiences to the Board and strengthens the team as a whole. The Governance Committee does not have a formal policy with regard to consideration of diversity in identifying director candidates, but uses its subjective judgment in considering this among other factors.

The Governance Committee will consider director candidates recommended by stockholders if they meet the criteria referred to above. Recommendations may be sent to the Governance Committee in care of the Corporate Secretary at the address set out on the first page of this proxy statement. They must include the following:

•	the candidate’s name and address;

•	a brief biographical statement of the candidate, including his or her occupation for at least the last five years, and a description of his or her qualifications for Board membership; and

•	the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected.

Any stockholder recommendation of a director candidate for election at the 2011 Annual Meeting must be received no later than December 17, 2010, in order for the Governance Committee to consider it.

Section 2.7 of our By-Laws establishes an alternative procedure for stockholders of record to nominate persons for election to our Board at an annual meeting. The By-Laws do not provide for such nominations to be included in our proxy statement and proxy card. A stockholder who intends to make a nomination at the annual meeting must give timely notice in writing to the Corporate Secretary as set out in our By-Laws. For nominations to be made at the 2011 Annual Meeting, notice must be delivered to the Corporate Secretary at the address set out on the first page of this proxy statement no earlier than January 26, 2011 and no later than February 25, 2011. If, however, the date of the 2011 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the 2010 Annual Meeting, then notice must be delivered not earlier than 120 days before the 2011 Annual Meeting and not later than 90 days before the 2011 Annual Meeting or, if we provide less than 100 days’ advance notice of the date of the 2011 Annual Meeting, not later than ten days following the day on which public announcement of the date of the 2011 Annual Meeting is first made.

DIRECTOR COMPENSATION

Our current Director Compensation Program (the “2008 Program”) was first adopted by our Board for non-employee director compensation beginning in 2008, following a review by our Governance Committee. The Governance Committee was assisted in this review by its outside compensation consultant, FWC, which provided advice and perspective regarding peer group practices (using the same companies that were used to benchmark 2008 executive compensation) and broader market trends. The 2008 Program is intended to remain in effect until amended or terminated by the Board, but may be amended from time to time.

The 2008 Program consists of annual retainers paid in cash or stock; meeting fees paid in cash or stock; stock options; and restricted deferred stock units. Directors may also elect to defer the annual retainers and meeting fees as deferred cash or deferred stock. Directors who are employees of the Company are not eligible to participate in the 2008 Program. Equity awards are made pursuant to the 2008 Program from shares authorized under our 2008 Omnibus Incentive Plan (the “2008 Plan”).

In 2009, as part of our continuing effort to reduce operating costs during this period of economic uncertainty, our Board voted to reduce by 10% the cash-denominated retainer and meeting fees of our non-employee directors for all of 2009, effective January 1, 2009, pursuant to an amendment to the 2008 Program. This temporary reduction ended by its own terms at the end of 2009. Also for 2009, our Board voted to reduce the value of the 2009 annual awards of stock options and restricted deferred stock units by 25% from $80,000 to $60,000. No action has been taken to reduce the value of the 2010 annual awards.

The following describes amounts payable to our non-employee directors during 2009.

Retainers.  Directors receive an annual retainer for Board service, which was $36,000 for 2009. The non-executive Chairman of the Board and each director who serves as Chair of a Board committee also receive an additional annual retainer. Retainer fees are denominated in cash and paid in cash at the end of the quarter in which earned unless the director elects to receive the retainer in the form of Intermec common stock or defers the retainer into a deferred cash or stock account under the Director Deferred Compensation Plan. The number of shares or deferred stock units is determined after the end of the quarter in which earned and is based on the fair market value of Intermec common stock. Under the 2008 Program, “fair market value” is the closing price of Intermec common stock on the first business day after the end of the pertinent quarter. The annual retainer for a non-executive director serving as Chairman of the Board was $120,000 for the 12-month period ended June 30, 2009 and is $80,000 for each 12-month period thereafter, which retainer amount is automatically deferred into a stock account under the Director Deferred Compensation Plan. The annual retainers for service as Chair of the Audit Committee, Compensation Committee and Governance Committee were $13,500, $9,000 and $9,000 for 2009, respectively, except that, through June 30, 2009, the Chairman of the Board, when also acting in the capacity of the Chair of the Governance Committee, did not receive any additional committee chair retainer. Our current non-executive Chairman, Allen J. Lauer, has declined to accept any retainer for his service as chairman of the Governance Committee although he is now eligible for such a retainer.

Meeting Fees.  Directors receive fees for attendance at Board and committee meetings. The meeting attendance fees are denominated in cash and paid, at the election of the director, in cash or shares of Intermec common stock after the end of the quarter in which earned. The number of shares is determined based on the fair market value of Intermec common stock as described in the preceding paragraph. In 2009, unless otherwise deferred, each director received a fee of $1,800 for each meeting of the Board and for each meeting of a committee of the Board that the director attended. However, effective July 1, 2009, committee meeting fees were paid only for attendance at meetings of committees of which the director was a member.

Deferred Compensation.  Directors may defer all or part of their retainers or meeting attendance fees into a deferred cash or deferred stock account under our Director Deferred Compensation Plan. Each director’s deferred stock account is credited with a number of deferred stock units determined based on the dollar amount deferred divided, under the 2008 Program, by the fair market value of Intermec common stock on the first business date after the end of the quarter. The cash account is credited with the amount of cash deferred. Credits to the deferred stock and deferred cash accounts are made on the first business day following the end of each quarter. Cash accounts accrue interest at a rate equal to the prime rate. If the Company paid regular cash dividends on the common stock, the directors’ stock accounts would be credited with additional share units based on the fair market value of the common stock on the dividend payment date. Transfers between the stock account and the cash account are not permitted. Payment of deferred amounts generally begins in the January following the year in which a director leaves the Board. Directors may elect in advance to receive deferred amounts as a lump sum or in 2 to 15 substantially equal annual installments. Our Director Deferred Compensation Plan became effective in May 2008 and is intended to be a continuation of the deferral components under a predecessor plan.

Stock Options and Restricted Deferred Stock Units.  For 2009, our Board voted to reduce by 25% the value of the 2009 annual awards of stock options and restricted deferred stock units to be made to our non-employee directors. The Black-Scholes value of stock options to be awarded to each non-employee director in 2009 was reduced from $80,000 to $60,000. The value of restricted deferred stock units to be awarded to each non-employee director in 2009, based on the fair market value of our common stock on the date of grant, was reduced from $80,000 to $60,000. Annual option grants generally vest and become exercisable in four equal installments on the first business day of each fiscal quarter, beginning on the date of grant, and generally expire seven years from the date of grant, subject to earlier termination if the director ceases service as a director. Restricted deferred stock unit grants become fully vested at the following annual meeting, provided a director continues to serve on the Board during that period. All restricted deferred stock unit grants to directors under the 2008 Program will automatically be deferred into and subject to the Director Deferred Compensation Plan.

Our directors were compensated in 2009 only as described above and do not participate in any Intermec pension or other benefit plans. We pay or reimburse directors for lodging, travel and other expenses incurred for the purpose of attending meetings of the Board and its committees.

The following table sets forth information regarding the compensation for each of our non-employee directors during 2009.

2009 Director Compensation Table

Name	Fees Earned or Paid in Cash (a) ($)	Stock Awards (b) ($)	Option Awards (c) ($)	Total ($)
Eric J. Draut	$86,400	$60,003	$58,609	$205,012
Gregory K. Hinckley	82,800	60,003	58,609	201,412
Lydia H. Kennard	86,400	60,003	58,609	205,012
Allen J. Lauer	178,200	60,003	58,609	296,812
Stephen P. Reynolds	43,200	96,003	58,609	197,812
Steven B. Sample	84,600	60,003	58,609	203,212
Oren G. Shaffer	85,500	60,003	58,609	204,112
Larry D. Yost	82,800	60,003	58,609	201,412

(a)	The amounts reported represent the total amount of retainer and meeting fees for 2009 that were denominated in cash and that were (i) paid in cash or (ii) at the election of the director, deferred into a deferred cash account or a deferred stock unit account. Mr. Draut, Mr. Lauer, Mr. Shaffer and Mr. Yost elected to receive their meeting fees and retainers in the form of deferred stock units. The following table sets forth the number of deferred stock units each of these directors received, by quarter. Fractional shares are settled in cash. The “grant date fair value” is the cash-denominated amount of meeting fees and retainers due, based on the fair market value of Intermec common stock on the first business day after the end of the pertinent quarter.

Name	Period	Deferred Stock Units (#)	Grant Date Fair Value ($)
Mr. Draut	1st quarter 2009	3,047.9774	$32,400
	2nd quarter 2009	1,636.3636	21,600
	3rd quarter 2009	1,279.3177	18,000
	4th quarter 2009	1,084.3373	14,400

Mr. Lauer	1st quarter 2009	5,926.6228	63,000
	2nd quarter 2009	3,818.1818	50,400
	3rd quarter 2009	2,430.7036	34,200
	4th quarter 2009	2,304.2169	30,600

Mr. Shaffer	1st quarter 2009	2,518.8147	26,775
	2nd quarter 2009	1,619.3182	21,375
	3rd quarter 2009	1,391.2580	19,575
	4th quarter 2009	1,338.4789	17,775

Mr. Yost	1st quarter 2009	2,751.6463	29,250
	2nd quarter 2009	1,670.4545	22,050
	3rd quarter 2009	1,183.3689	16,650
	4th quarter 2009	1,118.2229	14,850

(b)	The amounts reported represent the aggregate grant date fair value computed during the year ended December 31, 2009, in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718), with respect to (i) shares of common stock directors elected to receive in lieu of cash retainers and meeting fees and (ii) restricted deferred stock units granted to directors (“RDSUs”) in 2009. Mr. Reynolds elected to receive his retainer in the form of shares of Intermec common stock. The number of shares is determined quarterly, by dividing the cash-denominated amount due by the fair market value of Intermec common stock on the first business day after the end of the pertinent quarter, which constitutes the FASB ASC Topic 718 grant date fair value for these awards.

The following table sets forth for each director the number of shares or deferred stock units of Intermec common stock received, and the grant date fair value of such shares computed in accordance with FASB ASC Topic 718. Fractional shares are paid or settled in cash.

Name	Period	Shares or Deferred Stock Units (#)	Grant Date Fair Value ($)
Mr. Reynolds (retainers)	1st quarter 2009	846.6604	$9,000
	2nd quarter 2009	681.8182	9,000
	3rd quarter 2009	639.6588	9,000
	4th quarter 2009	677.7108	9,000

Each director	Annual RDSU	5,367.0000	60,000

(c)	The amounts reported represent the aggregate grant date fair value computed during the year ended December 31, 2009, in accordance with the provisions of FASB ASC Topic 718 with respect to stock options granted in 2009. The exercise price is equal to the fair market value of Intermec common stock on the date of grant, which, pursuant to the 2008 Program, is the closing price per share of common stock as reported on the NYSE on that date. The grant date fair value for the options granted on May 27, 2009 was $11.18 per share. Refer to the “Shareholders’ Equity” note in the Notes to Consolidated Financial Statements included in our Form 10-K for the relevant assumptions used to determine the valuation of the stock options.

The following table sets forth for each director the aggregate number of stock options outstanding as of December 31, 2009.

Name	Number of Stock Options (#)
Mr. Draut	17,123
Mr. Hinckley	70,007
Ms. Kennard	80,007
Mr. Lauer	82,507
Mr. Reynolds	52,507
Dr. Sample	92,507
Mr. Shaffer	45,658
Mr. Yost	82,507

At no cost to Intermec, our directors are eligible to obtain matching contributions from The Intermec Foundation (the “Foundation”) for contributions they make to schools and educational institutions. The Foundation is a nonprofit, tax-exempt charitable foundation that was formed and funded in 1993 by our former parent company, Litton Industries. We have never contributed any assets to the Foundation, and all Foundation costs have been paid using Foundation assets. The Foundation makes grants to schools (kindergarten through grade 12), supports a scholarship competition for children of employees, makes matching donations to other educational institutions and donates to community charities or projects. The amounts in the “2009 Director Compensation Table” do not include the following amounts for which the Foundation has made or will make a matching contribution in 2009 or 2010 in respect of contributions made by directors in 2009 to tax-exempt educational institutions.

Name	Matching Contribution to Tax-Exempt Educational Institutions ($)
Mr. Hinckley	$11,000
Ms. Kennard	3,000
Mr. Lauer	10,000
Dr. Sample	10,000
Mr. Yost	5,000

Director Ownership Guidelines

In July 2004, we adopted stock ownership guidelines for directors. The guidelines suggest that directors retain from the compensation paid to them by us a total of Intermec common stock and derivatives of our common stock equal in value (calculated at the current market price) to five times the current annual retainer fee under the 2008 Program, which would be $200,000 based on 2010 compensation levels. The guidelines also suggest that a new director should accumulate this amount within five years from the commencement of service on the Board.

PROPOSAL 1.

ELECTION OF DIRECTORS

The Board, pursuant to our By-Laws, has set the current number of directors at nine. Each director is subject to election at each annual meeting of stockholders. Accordingly, if elected, each director would serve a one-year term expiring at the 2011 Annual Meeting and until their successors are elected and qualified. Our Certificate of Incorporation provides that the directors will be elected by a majority of the votes cast at the meeting. Our Board has a policy of mandatory retirement from the Board at the annual meeting following a director’s 75th birthday.

The nominees for election listed below have been nominated by the Board and are all currently members of the Board. The following information presents each nominee’s age, current Intermec Board committee membership, past five years’ business experience and public board experience, other current business or professional activities, and educational background, all as of March 29, 2010. Each statement also includes a brief description of specific qualifications considered by the Board in selecting the nominee, in addition to the qualifications and considerations applicable to the selection of all nominees, as described in “Corporate Governance — Consideration of Director Nominees.” All nominees have consented to being named as such in this proxy statement and have agreed to serve if elected. If, as a result of circumstances not presently known, any nominee declines or is unable to serve as a director, proxies will be voted for the election of such other person as the Board may select, or the number of authorized directors may be reduced.

RECOMMENDATION

The Board of Directors unanimously recommends that you

vote FOR the election of each of the following nominees:

PATRICK J. BYRNE, age 49.  Mr. Byrne is Chief Executive Officer and President of Intermec. Prior to joining Intermec in these capacities in 2007, Mr. Byrne served as a Senior Vice President and President of the Electronic Measurement Group of Agilent Technologies Inc., a bio-analytical and electronic measurement company, from February 2005 to March 2007. Prior to assuming that position, Mr. Byrne served as Vice President and General Manager for Agilent’s Electronic Products and Solutions Group’s Wireless Business Unit from September 2001 to February 2005. He served as Vice President for Agilent’s Electronic Products and Solutions Group’s Product Generation Units from 1999 to 2001. He currently serves on the Boards of Samuel Ginn College of Engineering at Auburn University and the United Way of Snohomish County. Mr. Byrne received a Bachelor of Science Degree in Electrical Engineering from the University of California, Berkeley, and a Master of Science in electrical engineering from Stanford University. Mr. Byrne has extensive management experience in technology industries and markets, such as ours. As our chief executive, Mr. Byrne’s day-to-day leadership and knowledge of our business provide the Board with Company-specific experience and insights.

ERIC J. DRAUT, age 52.  Mr. Draut is the Executive Vice President and Chief Financial Officer of Unitrin, Inc., a financial services provider specializing in insurance products, and has served in those positions since February 2002 and February 1997, respectively. He also has been a director of Unitrin since 2002. Mr. Draut has been a director of Intermec since October 2008. He is a member of the Compensation Committee and the Governance and Nominating Committee. He also serves as Chairman of the Board for Lutheran Social Services of Illinois. Mr. Draut received a Bachelor of Science Degree in accounting from the University of Illinois at Urbana-Champaign, and a Masters of Management from the J.L. Kellogg School of Management at Northwestern University. Mr. Draut is also a Certified Public Accountant. As Chief Financial Officer and a director of a public company offering financial services and insurance products, Mr. Draut provides the Board insights and guidance regarding financial reporting, risk management and knowledge of capital markets based on his extensive experience in these areas.

GREGORY K. HINCKLEY, age 63.  Mr. Hinckley is President and a director of Mentor Graphics Corporation, a provider of electronic design automation software and systems, and has served in that capacity since 1999. He joined Mentor Graphics as Executive Vice President, Chief Operating Officer and Chief Financial

Officer in 1997. Mr. Hinckley has been a director of Intermec since 2004. He is a member of the Audit and Compliance Committee and the Compensation Committee. He also serves on the Boards of Super Micro Computer, Inc. (developer and seller of energy-efficient, application optimized server solutions) and Arc Soft Inc. (software developer of multimedia technologies and applications). Mr. Hinckley also served on the Board of Amkor Technology Inc. (provider of contract semiconductor assembly and test services). Mr. Hinckley holds a Bachelor of Arts Degree in Math and Physics from Claremont McKenna College, a Master’s Degree in Applied Physics from the University of California, San Diego, and a Master’s Degree in Business Administration from Harvard Business School. He also is a Certified Public Accountant. Mr. Hinckley has extensive experience in leading and managing technology companies that operate globally, such as ours, including direct responsibility for financial functions and financial and accounting matters. He also brings to our Board his experience and perspectives gained from serving on the boards of other public companies.

LYDIA H. KENNARD, age 55.  Ms. Kennard is a principal of Airport Property Ventures, LLC, an aviation-related real estate company. From 1999 to 2003, and again from October 2005 through February 2007, Ms. Kennard served as Executive Director of Los Angeles World Airports, a system of airports comprising Los Angeles International, Ontario International, Palmdale Regional and Van Nuys General Aviation Airports. Ms. Kennard has been a director of Intermec since 2003, and is a member of the Compensation Committee and the Governance and Nominating Committee. She also serves as a director of URS Corp. (provider of engineering, construction and technical services around the world), AMB Property Corporation (owner, operator and developer of industrial real estate in the Americas, Europe and Asia), the UniHealth Foundation, the California Air Resources Board, the Polytechnic School and the Marlborough School. She also serves as a trustee for the RAND Corporation and the University of Southern California. Ms. Kennard served as a director of IndyMac Bancorp, Inc., (a former savings and loan association). Ms. Kennard holds a Bachelor of Arts Degree in urban planning and management from Stanford University, and a Master’s Degree in city planning from Massachusetts Institute of Technology and a Juris Doctorate from Harvard Law School. Ms. Kennard has led and managed a variety of public and private businesses and institutions, including those with business operations similar to certain of our customers, as well as firms in financial services and other industries. She also brings to our Board her experience and perspectives gained from serving on the boards of other public companies.

ALLEN J. LAUER, age 72.  Mr. Lauer is Retired Chairman of the Board of Varian, Inc., a supplier of scientific instruments and vacuum technologies. Mr. Lauer served as the Chairman of Varian from 2002 through February 2009. He served as Chief Executive Officer of Varian from 1999 until his retirement from that position on December 31, 2003. Mr. Lauer has been a director of Intermec since 2003 and has served as the non-executive Chairman of the Board and the Chair of the Governance and Nominating Committee since July 2007. He also served as a director of Immunicon Corporation (developer of cell- and molecular-based human diagnostic and life science research products). Mr. Lauer holds a Bachelor of Science Degree in Electrical Engineering from Stanford University and a Master’s Degree in Business Administration from the University of California, Berkeley. Mr. Lauer has many years of management experience leading technology businesses, including corporate and business strategy and global operations. He brings to our Board his experience as the chief executive officer of a technology company and his experience and perspectives gained from serving on the boards of other public companies, including as non-executive chairman.

STEPHEN P. REYNOLDS, age 62.  Mr. Reynolds is President, Chief Executive Officer and a director of Puget Energy, Inc., a regulated Washington State utility, and of its wholly owned utility subsidiary, Puget Sound Energy, Inc. He has served as President and CEO since 2002. Mr. Reynolds also held the position of Chairman of the Board from 2005 through February 2009, when Puget Energy, Inc. was sold. Mr. Reynolds has been a director of Intermec since 2005 and is a member of the Audit and Compliance Committee and the Governance and Nominating Committee. He also serves on the Boards of Green Diamond Resource Company (a private forestry resources and timber company), the Edison Electric Institute (an association of shareholder-owned U.S. electrical utilities), and the American Gas Association (an association of U.S. natural gas companies). Mr. Reynolds also served on the Board of Oregon Steel Mills, Inc. (a steel production company). He also serves on the Boards of the ArtsFund, Performing Arts Center Eastside, the 5th Avenue Theatre and the Washington

Roundtable. Mr. Reynolds holds a Bachelor of Arts Degree in Economics from the University of California, Berkeley and a Master’s Degree in Business Administration from the University of Oregon. Mr. Reynolds has extensive experience as a director and chief executive of public companies, including those with business operations similar to certain of our customers. He brings to our Board his experience and perspectives on issues of corporate strategy.

STEVEN B. SAMPLE, age 69.  Dr. Sample is President of the University of Southern California and has held that position since 1991. Dr. Sample announced in November 2009 that he will retire as President effective August 2, 2010. From 1982 to 1991, Dr. Sample was President of the State University of New York at Buffalo. Dr. Sample has been a director of Intermec since 1997 and is a member of the Audit and Compliance Committee and the Governance and Nominating Committee. He also serves as a director of the Santa Catalina Island Company (real estate development), the AMCAP Fund, Inc. and the American Mutual Fund, Inc. (investment funds). Dr. Sample is also founding Chairman of the Association of Pacific Rim Universities, a trustee of the University of Southern California, and the past Chairman and a current member of the Association of American Universities. Dr. Sample also served as a director of Wm. Wrigley Jr. Company (manufacturer of chewing gum and confections) and of Advanced Bionics Corporation (developer of cochlear implant systems). Dr. Sample holds a Bachelor of Science, a Master of Science, and a Ph.D. in Electrical Engineering from the University of Illinois at Urbana-Champaign. Dr. Sample has extensive experience in leading and administering large organizations, including world-recognized academic institutions, and public and private businesses. He brings to our Board his experience and perspectives gained from serving on the boards of other public and also private for-profit organizations.

OREN G. SHAFFER, age 67.  Mr. Shaffer is the Retired Vice Chairman and Chief Financial Officer of Qwest Communications International Inc., a telecommunications provider, having served in that capacity from 2002 to 2007. From 2000 to 2002, Mr. Shaffer was President and Chief Operating Officer of Sorrento Networks, which develops intelligent optical networking solutions for telecommunications applications. Mr. Shaffer has been a director of Intermec since 2005 and has served as the Chair of the Audit and Compliance Committee since July 2007. Mr. Shaffer also serves on the Boards of the Terex Corp. (diversified global manufacturer of capital equipment) and the Belgacom S.A. (provider of fixed and mobile telephone, internet and television services in Benelux). Mr. Shaffer holds a Bachelor of Science Degree in Finance and Business Administration from the University of California, Berkeley, and a Master of Science Degree in Management from the Sloan School of Management, Massachusetts Institute of Technology. Mr. Shaffer has extensive experience in leading and managing U.S. based global businesses, including direct responsibility for financial functions and financial and accounting matters. He also brings to our Board his experience and perspectives gained from serving on the boards of other public companies, including firms based outside the United States.

LARRY D. YOST, age 72.  Mr. Yost is the Retired Chairman of the Board and Chief Executive Officer of ArvinMeritor, Inc., a global supplier of a broad range of integrated systems and components to the motor vehicle industry. He served in those positions from 2000 to August 2004. From 1997 until the 2000 merger of Arvin, Inc. and Meritor Automotive, Inc., Mr. Yost was Chairman and Chief Executive Officer of Meritor, a supplier of automotive components and systems. Mr. Yost has been a director of Intermec since 2002 and has served as Chair of the Compensation Committee since January 2005. He also serves as the Lead Director of Kennametal, Inc. (global supplier of tooling, engineered components and advanced materials). He served as a director of Actuant Corporation (diversified industrial manufacturer of industrial tools and other products) until he retired from that position in January 2009. He also served as a director of Milacron Inc. (global supplier of plastics-processing technologies and industrial fluids) until February 2009, including as its lead outside director and as its chairman of the Board. Mr. Yost holds a Bachelor of Science from Milwaukee School of Engineering. Mr. Yost has many years of management experience as a chief executive officer and senior executive of large business organizations with extensive supply chain operations similar to our own and those of certain of our customers. He also brings to our Board his experience and perspectives gained from serving on the boards of other public companies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the number of shares of common stock beneficially owned, directly or indirectly, by the parties that reported beneficial ownership of more than 5% of our outstanding common stock, as indicated in the applicable Schedule 13D or Schedule 13G, and by each director, each executive officer named in the Summary Compensation Table included in this proxy statement (the “named executive officers”), and all of our directors and executive officers as a group, as of March 29, 2010, unless otherwise noted.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and is not necessarily indicative of beneficial ownership for any other purpose. Shares of common stock that a person has a right to acquire within 60 days of March 29, 2010, or, with respect to 5% beneficial owners, as calculated in the applicable Schedule 13D or Schedule 13G, are deemed outstanding for purposes of computing the percentage ownership of that person, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group, if applicable.

Beneficial Owners of More than 5%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (f)
Unitrin, Inc.	12,657,764	(a)	20.33%
One East Wacker Drive
Chicago, IL 60601

Wells Fargo & Company	7,314,067	(b)	11.75%
420 Montgomery Street
San Francisco, CA 94104

GAMCO Investors, Inc.	5,122,898	(c)	8.23%
One Corporate Center
Rye, NY 10580

BlackRock, Inc.	4,087,934	(d)	6.57%
40 East 52nd Street
New York, NY 10022

Artisan Partners Holdings LP	3,301,800	(e)	5.30%
875 East Wisconsin Avenue
Suite 800 Milwaukee, WI 53202

(a)	Information presented is based on a Schedule 13D/A, filed March 31, 2003, by Unitrin, Inc. (“Unitrin”) and Trinity Universal Insurance Company, Unitrin’s wholly owned subsidiary. According to the Schedule 13D/A, as of March 28, 2003, Unitrin and Trinity Universal Insurance Company reported that they share power to vote and dispose of these Intermec shares.

(b)	Information presented is based on a Schedule 13G/A, filed on January 22, 2010, by Wells Fargo & Company, Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC. According to the Schedule 13G/A, as of December 31, 2009, Wells Fargo & Company reported that it beneficially owned 7,314,067 Intermec shares, of which it had sole power to vote 6,883,617 shares, had sole power to dispose of 7,236,867 shares and shared power to dispose of 1,000 shares. Wells Capital Management Incorporated reported that it beneficially owned 6,760,496 Intermec shares, of which it had sole power to vote 1,307,362 shares and sole power to dispose of 6,760,496 shares. Wells Fargo Funds Management, LLC reported that it beneficially owned 5,406,084 Intermec shares, of which it had sole power to vote 5,406,084 shares and sole power to dispose of 62,410 shares.

(c)	Information presented is based on a Schedule 13D/A, filed on March 13, 2009, by GAMCO Investors, Inc., Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli Securities, Inc., MJG Associates, Inc., GGCP, Inc. and Mario J. Gabelli. According to the Schedule 13D/A, as of March 13, 2009, GAMCO Investors, Inc. reported that it beneficially owned and had sole power to vote and dispose of 3,000 Intermec shares. Gabelli Funds, LLC reported that it beneficially owned and had sole power to vote and dispose of 767,150 Intermec shares. GAMCO Asset Management Inc. reported that it beneficially owned 4,322,748 Intermec shares, of which it had sole power to vote 4,150,482 shares and sole power to dispose of 4,322,748 shares. Gabelli Securities, Inc. reported that it beneficially owned and had sole power to vote and dispose of 6,000 Intermec shares. MJG Associates, Inc. reported that it beneficially owned and had sole power to vote and dispose of 14,000 Intermec shares. Mario J. Gabelli reported that he beneficially owned and had sole power to vote and dispose of 10,000 Intermec shares. GGCP, Inc. reported beneficial ownership of zero Intermec shares.

(d)	Information presented is based on a Schedule 13G filed on January 29, 2010, by BlackRock, Inc. According to the Schedule 13G, as of December 31, 2009, BlackRock, Inc. reported that it was beneficial owner of 4,087,934 Intermec shares, of which it had sole power to vote 4,087,934 shares and had sole power to dispose of 4,087,934 shares. BlackRock, Inc. became the beneficial owner of these Intermec shares as a result of its acquisition of Barclays Global Investors, NA, which it completed on December 1, 2009.

(e)	Information presented is based on a Schedule 13G/A, filed on February 11, 2010, by Artisan Partners Holding LP, Artisan Investment Corporation, Artisan Partners Limited Partnership, Artisan Investments GP, LLC, ZFIC, Inc., Andrew A. Zeigler, Carlene M. Ziegler and Artisan Funds, Inc. According to the Schedule 13G/A, as of December 31, 2009, Artisan Partners Holding LP, Artisan Investment Corporation, ZFIC, Inc., Andrew A. Zeigler and Carlene M. Ziegler reported that they each beneficially owned 3,301,800 Intermec shares, of which they shared power to vote 3,017,200 shares and to dispose of 3,301,800 shares. Artisan Partners Limited Partnership and Artisan Investments GP, LLC reported that they each beneficially owned 3,246,800 Intermec shares, of which they shared power to vote 2,962,200 shares and to dispose of 3,246,800 shares. Artisan Funds, Inc. reported that it beneficially owned 2,005,800 Intermec shares, of which it shared power to vote and to dispose of all of these shares.

(f)	The percent of class outstanding reported in this table is based on 62,253,998 shares of our common stock outstanding as of March 29, 2010.

Beneficial Ownership of Directors and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of March 29, 2010, for each of our directors, each of our named executive officers and all of our directors and executive officers as a group. Except as otherwise indicated, and except to the extent that any transfers of shares of restricted stock and of restricted stock units are prohibited prior to the satisfaction of the terms of the award, each director and named executive officer either has sole investment and voting power with respect to the securities shown or shares investment and/or voting power with that individual’s spouse.

Directors and Officers	Amount and Nature of Beneficial Ownership		Percent of Class (i)
Patrick J. Byrne	249,195	(a)(g)	*
Eric J. Draut	24,169	(a)(c)(g)	*
Robert J. Driessnack	115,891	(a)(b)(d)(g)	*
Dennis A. Faerber	62,444	(a)(g)	*
Janis L. Harwell	245,740	(a)(b)(g)	*
Gregory K. Hinckley	76,529	(a)(g)	*
Lydia H. Kennard	86,572	(a)(g)	*
Allen J. Lauer	127,961	(a)(c)(e)(g)	*
Stephen P. Reynolds	61,131	(a)(g)	*
Steven B. Sample	116,514	(a)(c)(f)(g)	*
Oren G. Shaffer	67,583	(a)(c)(g)	*
Earl R. Thompson	31,128	(a)(g)	*
Michael A. Wills	9,191	(a)(g)(j)	*
Larry D. Yost	122,533	(a)(c)(g)	*
All directors and executive officers (14 persons)	1,348,081	(g)(h)	2.13%

*	Less than 1%.

(a)	Includes the following shares of common stock subject to outstanding options that were exercisable on March 29, 2010, or that become exercisable within 60 days thereafter, pursuant to stock options awarded under our plans:

Board of Directors	Shares
Mr. Draut	17,123
Mr. Hinckley	70,007
Ms. Kennard	80,007
Mr. Lauer	82,507
Mr. Reynolds	52,507
Dr. Sample	92,507
Mr. Shaffer	45,658
Mr. Yost	82,507

Named Executive Officers	Shares
Mr. Byrne	200,000
Mr. Driessnack	30,000
Mr. Faerber	58,000
Ms. Harwell	144,000
Mr. Thompson	23,500
Mr. Wills	0

(b)

Includes 48,500 shares held by The Intermec Foundation (the “Foundation”). Voting and investment power with respect to these shares is exercised by the Foundation’s officers, who are elected by the directors of the

Foundation. Ms. Harwell and Mr. Driessnack are directors of the Foundation. Such individuals, by virtue of their ability to elect the officers of the Foundation, may be deemed indirectly to beneficially own such shares for certain purposes within the meaning of the SEC regulations referred to above. These shares are included only once in the total of “All directors and executive officers.”

(c)	Includes the following shares of common stock credited to the directors’ deferred accounts as bookkeeping entries:

Board of Directors	Shares
Mr. Draut	7,046
Mr. Lauer	44,454
Dr. Sample	23,507
Mr. Shaffer	19,925
Mr. Yost	36,026

(d)	Includes 31,475 shares held by the Intermec Pension Plan. Voting and investment power with respect to these shares is exercised by the committee appointed by the Board of Directors comprising Mr. Driessnack and other employees of Intermec. These shares are included only once in the total of “All directors and executive officers.”

(e)	Includes 1,000 shares held by a family trust of which Mr. Lauer is a trustee.

(f)	Includes 500 shares held by a family trust of which Dr. Sample is a trustee.

(g)	Includes the following shares or derivatives held by our directors and named executive officers pursuant to stock ownership guidelines adopted by the Board. See “Director Compensation” and “Executive Compensation Discussion and Analysis — Stock Ownership Guidelines.”

Board of Directors	Shares
Mr. Draut	15,145
Mr. Hinckley	16,958
Ms. Kennard	17,001
Mr. Lauer	55,890
Mr. Reynolds	19,060
Dr. Sample	34,443
Mr. Shaffer	32,361
Mr. Yost	50,462

Named Executive Officers	Shares
Mr. Byrne	75,862
Mr. Driessnack	14,805
Mr. Faerber	13,333
Ms. Harwell	62,129
Mr. Thompson	16,517
Mr. Wills	9,191

(h)	Includes 978,323 shares issuable on exercise of outstanding options that are held by all directors and executive officers and are exercisable within 60 days of March 29, 2010.

(i)	The percent of class outstanding reported in this table is based on 62,253,998 shares of our common stock outstanding as of March 29, 2010.

(j)	Mr. Wills left the Company in June 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our executive officers, directors and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership with the SEC and NYSE. SEC regulations also require us to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis.

Based on our review of the reports we have received and written representations that no other reports were required for 2009, we believe that all Section 16(a) reporting requirements applicable to our executive officers, directors and persons who own more than 10% of a registered class of our equity securities in 2009 were satisfied in a timely fashion.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

Policies, Procedures and Practices

In March 2007, our Board of Directors adopted a written policy and procedure (the “Procedure”) for the Audit Committee’s review and approval or ratification of transactions with a related person that must be disclosed under the SEC’s disclosure rule for related person transactions (Item 404(a) of Regulation S-K). Under the Procedure, our directors, officers and employees are generally required to promptly report related person transactions to our General Counsel. There are special processes for transactions involving the General Counsel or a member of the Audit Committee so that these matters are addressed by disinterested persons.

The Procedure requires that a list of related person transactions be compiled and reviewed regularly, and that our directors and officers report any related person transactions that are not on the list. We also regularly review our accounts payable and accounts receivable data to determine whether there are any previously unreported related person transactions. The Procedure requires us to evaluate our controls and procedures for reporting related person transactions and make changes as appropriate.

A transaction covered by the Procedure and identified before being entered into generally must be submitted to the Audit Committee for approval before the transaction is consummated. Otherwise, the transaction must be revocable in the event it is not approved or ratified by the Audit Committee at its next regular or special meeting. There are categories of transactions that are deemed to be pre-approved, generally because they are under $120,000 in value or are not required to be disclosed pursuant to SEC rules. These latter transactions are disclosed to the Audit Committee at least annually. Previously approved or ratified related person transactions that remain ongoing also are to be reviewed at least annually. In deciding whether to approve or ratify a related person transaction, the Audit Committee considers a number of factors to determine whether the transaction is in the best interests of the Company, including, among others, the purpose and potential benefit of the transaction to us, the extent of the related person’s interest in the transaction and the terms of the transaction in relation to doing such a transaction with an unrelated third party.

There were no related person transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K in this proxy statement.

REPORT OF THE AUDIT AND COMPLIANCE COMMITTEE

Our Board of Directors has adopted a written charter for the Audit and Compliance Committee, which is available at http://www.intermec.com/about_us/investor_relations.

In accordance with the provisions of our charter, we have (i) reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2009, with management, (ii) discussed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), the matters required by applicable requirements of the Public Company Auditing Oversight Board (“PCAOB”) concerning required communications related to the recently completed integrated audit, (iii) received the written communications from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s independence, and (iv) discussed with Deloitte its independence from the Company.

As part of our responsibilities under our charter, we reviewed with the Company’s General Counsel whether there were any legal matters that have had or are likely to have a material impact on the Company’s financial statements. We also reviewed the Company’s compliance with our Standards of Conduct.

In addition, we met with Deloitte prior to the filing of each of the Company’s quarterly reports on Form 10-Q to discuss the results of its review of the financial information included in those reports.

Management has represented to the Audit Committee, and Deloitte has confirmed, that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

In performing our oversight function, we relied on advice and information received in our discussions with the Company’s management, internal auditors and Deloitte. We obtained this advice and information at nine Audit Committee meetings held in person or telephonically during the year. During five of these meetings, we met separately with the Company’s internal auditors, and during five of these meetings, we met separately with Deloitte. Based on the review and discussions referred to above, we recommended to the Board of Directors that the Company’s audited consolidated financial statements as of and for the year ended December 31, 2009 be included in the Company’s Form 10-K.

The Audit and Compliance Committee

Oren G. Shaffer, Chair

Gregory K. Hinckley

Stephen P. Reynolds

Steven B. Sample

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The aggregate fees we paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, for the years ended December 31, 2009 and 2008 were as follows (amounts in thousands):

	2009	2008
Audit Fees (a)	$1,505	$2,350
Audit-Related Fees	0	0

Total Audit and Audit-Related Fees	$1,505	$2,350

Tax Fees (b)	$24	$212
Other Fees	$0	$0

(a)	Includes fees billed for the audit of our annual financial statements for the years ended December 31, 2009 and 2008 included in our annual reports on Form 10-K and for the reviews of interim financial information included in our quarterly reports on Form 10-Q.

(b)	Includes fees for review of tax returns and consultations related to tax matters for the years ended December 31, 2009 and 2008.

Our Audit Committee has established a policy requiring its pre-approval of all audit and non-audit services provided by our independent registered public accounting firm, together with the associated fees. The policy permits the Audit Committee to delegate its pre-approval authority (except with respect to services related to internal controls) to one or more of its members and requires any member who pre-approves services pursuant to that authority to report the decision to the full Audit Committee no later than its next scheduled meeting. The Audit Committee has delegated such authority to its Chair. In 2009, the Audit Committee or its Chair pre-approved all audit and non-audit services provided by our independent registered public accounting firm.

PROPOSAL 2.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed the firm of Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for 2010. Deloitte has served as our independent auditors since we became a public company in 1997. Deloitte is familiar with our business and operations and has offices in the primary countries in which we conduct business and perform accounting functions. In making this appointment, the Audit Committee considered whether the provision of the services other than the services described under “Audit Fees” and “Audit-Related Fees” is compatible with maintaining the independence of Deloitte, and has concluded that the provision of such services is compatible with maintaining independence.

As a matter of good corporate governance, the Audit Committee has determined to submit its selection of the independent registered public accounting firm to our stockholders for ratification. In the event that this selection of Deloitte is not ratified by a majority of the shares present or represented at the Annual Meeting and entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm.

Representatives of Deloitte are expected to be present at our Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

RECOMMENDATION

The Board of Directors unanimously recommends that you vote FOR Proposal 2.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis describes the compensation policies and decisions of the Compensation Committee (the “Committee”) with respect to our current executive officers, including these named executive officers who are shown in the Summary Compensation Table for 2009:

•	Patrick J. Byrne, Chief Executive Officer and President;

•	Robert J. Driessnack, Chief Financial Officer and Senior Vice President;

•	Dennis A. Faerber, Senior Vice President, Global Supply Chain Operations and Global Services;

•	Janis L. Harwell, Senior Vice President, Corporate Strategy, and General Counsel and Corporate Secretary; and

•	Earl R. Thompson, Senior Vice President, Mobile Solutions Business Unit.

In addition, our Summary Compensation Table includes Michael A. Wills, former Senior Vice President, Global Sales. Mr. Wills left the Company in June 2009.

Objectives.  The focus of our executive compensation program is to motivate and reward performance that maximizes short-term and long-term stockholder value in a balanced fashion. The design and operation of the program reflect the following objectives:

•	Performance. Motivate executives to achieve superior performance by making a significant portion of total compensation at-risk and performance-based compensation.

•	Stockholder value. Correlate compensation paid to executives with short-term and long-term business and financial performance.

•	Retention. Attract and retain executives by offering a competitive total compensation package.

Elements of Compensation.  The main components of our executive officer compensation program are base salary and variable annual and long-term incentives (together, “total direct compensation”) that are designed to emphasize at-risk, performance-based compensation in a manner that balances short-term and long-term stockholder value creation.

•	The annual incentive program is based on financial objectives that directly relate to our near-term financial goals.

•

The long-term incentive program is a combination of stock options, performance shares and restricted stock units. Stock options are designed to align executives’ interests with those of stockholders by providing an incentive to increase stock price through positive business and financial performance over multiple years. Performance shares are three-year incentives that link payouts to achieving internal financial objectives that directly relate to our long-term business plan. Our restricted stock units vest ratably over a three-year period, providing a retention incentive. Our long-term compensation program also includes stock ownership guidelines to ensure that our executive officers maintain a meaningful stake in the equity of the Company, and to further align the interests of the executives with the long-term interests of our stockholders.

Overview of 2009

The unfavorable global economy adversely affected our business and revenue in fiscal 2009 as customers cut back on spending. To mitigate the impact of the economic downturn on our business, we implemented various cost containment programs in 2009. We also made adjustments to our cost structure to lower our level of operating expenses as we move forward. As a result of these programs, we reached our objective of lowering our annualized break-even point in the third and fourth quarters of 2009 and achieving profitability exiting 2009. At the same time that we were reducing expenses, we remained focused on new product launches and channel expansion. Reflecting the challenging year, however, our 2009 financial performance resulted in no payouts under applicable incentive compensation programs based on financial performance.

While the objectives and elements of our compensation program remained generally the same for 2009 as for prior years, early in 2009 we made the following adjustments in light of current economic uncertainties and as part of our efforts to contain costs:

•	executive officer salaries were first frozen at 2008 levels and then reduced by 10%;

•

the designs of our annual incentive program and our performance share program were modified to select and balance performance criteria that were intended to reward performance and to balance short-term achievement and long-term sustainability; and

•

the mix of long-term incentive equity awards granted each year was modified to include a restricted stock unit component, equally weighted with stock options and performance shares, to balance performance and retention incentives.

Changes for 2010

The objectives and elements of our compensation program remain the same as for 2009, but global economic uncertainty persists and the pace of economic recovery appears to be gradual. As a result we made the following changes in 2010 total direct compensation:

•	the 10% salary reduction was ended and salaries were increased to bring them into alignment with peer group comparisons; and

•

the designs of our annual incentive program and our performance share program were modified, to select and balance performance criteria that were intended to reward performance and to balance short-term achievement and long-term growth.

In addition, the excise tax gross-up benefit under our Change of Control Severance Plan has been eliminated for future participants.

Determining Executive Compensation

The Committee is responsible for establishing our executive officer compensation philosophy and related policies and practices and sets all executive officer compensation. The Committee receives recommendations from the CEO with respect to compensation of the other executive officers and receives support from the Vice President of Human Resources in discharging its duties and responsibilities. The Committee also receives information and advice on various aspects of executive compensation from its outside compensation consultant, Frederic W. Cook & Co., Inc. (“FWC”). For more information about the role and processes of the Committee, see “Corporate Governance — Board Committees, Compensation Committee.” For more information about the role of the Committee with regard to oversight of compensation-related risks associated with employees other than our named executive officers, see “Corporate Governance — The Board’s Oversight of Risk Management.”

Before the decision was made to freeze, and then reduce, 2009 executive salaries in response to economic conditions, the Committee performed its annual review and consideration of executive compensation. The Committee reviewed data for each of our then current executive officers, showing (i) the estimated value of each element of the executive officer’s current, long-term, and deferred compensation and post-retirement benefits, including base salary and cash and equity incentive compensation, and (ii) the estimated total value of the executive officer’s compensation. The Committee used this information together with peer group data and information about individual contributions to assess the reasonableness of each executive officer’s total direct compensation, each element of that compensation and the mix of compensation elements.

Competitiveness of the Executive Compensation Program

Benchmarking.  We use peer group benchmarking data as a reference point to assess the competitiveness of each executive officer’s total direct compensation (base salary and annual and long-term incentives) at target levels. In selecting peer technology companies for executive compensation benchmarking purposes, the Committee found that there are too few comparable companies in the automated identification and data collection (“AIDC”) market to provide a broad sample for comparisons. Therefore, the Committee has also included non-AIDC technology firms of similar size and scale, and that have similar business and financial characteristics.

FWC recommended, and the Committee approved, a peer group composed of publicly traded office electronics and computer storage and peripheral companies. We believe this peer group is appropriate for competitive benchmarking because it represents the electronics and computer industry from which executives for our business would be recruited. Our market capitalization was at approximately the median of this group as of the end of 2008, around the time the Committee reviewed the compensation of our named executive officers for 2009. We believe these companies are broadly comparable to us in terms of labor and capital market competition, revenues, profit margins and market capitalization. This peer group was used by FWC to advise the Committee on 2009 compensation for the named executive officers. FWC reviews this peer group regularly and recommends adjustments as necessary to ensure that the peer group continues to be relevant. During 2009, one company in the peer group (Rackable Systems) acquired and changed its name to Silicon Graphics. The companies currently included in the peer group are shown in the following table. Our company is in the median range of these companies.

Most Recent Four Quarters as of 12/31/09
(Dollars in millions)
Ticker	Company	Revenue	Net Income	Market Cap	Employees
ADPT	Adaptec	$80	$(28)	$404	232
BRCD	Brocade Comm	1,953	(74)	3,362	4,070
EFII	Elec for Imaging	401	(2)	644	2,021
ELX	Emulex	352	2	879	768
HTCH	Hutchinson Tech	397	(89)	240	2,448
IMN	Imation	1,649	(42)	332	1,570
LXK	Lexmark Intl	3,880	146	2,029	14,000
NVTL	Novatel Wireless	337	4	246	307
PALM	Palm	324	(430)	1,681	939
QLGC	QLogic	534	79	2,183	1,031
QTM	Quantum	685	9	624	1,870
SNDK	SanDisk	3,567	415	6,616	3,565
SGI	Silicon Graphics Int’l	297	(55)	213	318
SYNA	Synaptics	469	41	1,042	524
TDC	Teradata	1,709	254	5,384	6,400
WDC	Western Digital	8,347	962	9,951	45,991
ZBRA	Zebra Technologies	804	47	1,668	3,200

	75P	1,709	79	2,183	3,565
	Median	534	4	1,042	1,870
	25P	352	(42)	404	768

IN	Intermec	658	(12)	800	2,070

When there is insufficient peer group data available from these companies’ public filings for a particular officer position, we supplement the peer group data with data from the Radford Technology survey covering technology companies with revenues between $200 million and $1 billion (the “Survey Group”). Intermec’s revenues are within the same range as the Survey Group companies. The relative weighting given to the peer group proxy statement data and to the Survey Group data is based on FWC’s judgment regarding the comparability of the functional positions being evaluated.

Market Position.  We benchmark each executive officer’s total direct compensation relative to approximately the 50th percentile for total direct compensation among peer group companies. In addition to considering peer group data, the Committee exercises its judgment in determining appropriate executive compensation, also giving consideration to our overall performance, the executive’s particular position and scope of responsibility within our Company, the executive’s experience and performance, and the total direct compensation mix. Our named executive officers’ salaries, bonus opportunities and target long-term incentive compensation are generally at the median of comparative levels. A majority of the Company’s total direct compensation for its executives is at-risk, performance-based compensation.

The Committee’s policies are consistently applied among all of our executive officers, including the CEO. Our CEO’s compensation is reviewed in the context of the higher market compensation for CEOs generally. The Committee believes that the CEO position merits a higher level of compensation relative to other named executive officers because of his critical role in the strategy and performance of the business and the need to attract and retain a talented executive to fill this role. Mr. Byrne’s total target direct compensation was set in mid-2008 approximately at the competitive median relative to peer group companies. In the aggregate, total direct compensation for all of our named executive officers for 2009 was near the competitive median, excluding the temporary 10% salary reductions put in place for 2009.

Components of the Executive Compensation Program

Total Direct Compensation Mix.  The Committee’s decisions about compensation for the named executive officers are intended to emphasize performance-based compensation. As a result, a majority of the total direct compensation of our executive officers is at-risk, performance-based compensation. By “at-risk” we mean that the individual is not guaranteed to receive value for that element of compensation; for example, as noted elsewhere, stock options are valuable only if the price of the Company’s stock increases. For purposes of this analysis, we have disregarded the temporary 10% salary reduction in 2009; if included, the performance-based component would be an even larger percentage of total direct compensation. For example, for our continuing named executive officers as a group, the percentage of their aggregate 2009 target total direct compensation that was at-risk at the time it was initially approved was 59%; base salaries and time-vested restricted stock units comprised the other 41%. The at-risk components (and their respective percentages) of 2009 target total direct compensation were: the 2009 target annual cash incentive (approximately 19%); and the long-term incentive awards made in 2009 (approximately 40%), consisting of the grant date fair value of the stock options and the grant date fair value of the target number of performance share units (“PSUs”). These percentages were calculated by dividing (i) the total at-risk compensation amount by (ii) target total direct compensation, which includes the at-risk compensation plus base salaries and the grant date fair value of restricted stock units. This combination of elements of total direct compensation when approved by the Committee was consistent with practices among the peer group companies.

Base Salary.  Base salaries are a primary executive retention and recruitment tool. The Committee believes that it is essential to offer some form of non-contingent compensation to attract and retain qualified executives. Generally, our practice is to review base salaries in November, with the increase becoming effective for each executive officer on January 1. In the case of new hires or promotions, the timing may vary.

Generally, the Committee targets base salary for named executive officers performing “at expectation” to be at approximately the 50th percentile of compensation paid to similar officers in our peer group companies, as such compensation data may be supplemented by Survey Group information for similar positions. The Committee believes that outstanding performers can be paid above the median, and that truly exceptional performers can be paid well above the median.

Although peer benchmarking establishes the median for total compensation, whether a named executive officer’s base salary is set at, above or below that median for similar executive positions in the peer groups is based in part on a subjective assessment of the officer’s individual performance. The Committee assesses the performance of the CEO and discusses with the CEO his assessment of the individual performance of the other named executive officers. Generally, these assessments consider such factors as the officer’s contribution (in his or her area of responsibility) to business initiatives intended to deliver financial or strategic value to the Company’s short-term and long-term business and financial goals, or an officer’s strategic leadership toward these goals, or whether an officer has assumed a greater scope of responsibility than counterparts at peer companies. No specific weight is given to any one objective or performance factor. The Committee’s approval of salary levels reflects an overall assessment of how well each named executive officer performed his or her job, in the context of the performance of the leadership team overall. Regardless of any subjective assessment of individual performance, Company performance generally has been the overriding factor in setting base salaries.

For 2009, as part of our continuing effort to reduce operating costs, we postponed any base salary increase that would have taken effect on January 1, 2009. Management then proposed that we reduce the salaries of all our executive officers by 10%, effective February 7, 2009, in keeping with other cost-reduction measures underway at the Company. The affected officers included our named executive officers, including Mr. Driessnack, who joined the Company in January 2009. These reductions were approved by the Committee.

For 2010, the Committee made its annual review of competitive benchmarking and market position in November 2009. At that time, the Committee decided to end the 10% salary reduction as of January 1, 2010, and also to increase salaries effective the same date. In the benchmarking review performed in 2009 for 2010 salaries, the Survey Group data was given 25% weighting for officers other than the CEO, for whom the Survey Group data was not used.

Base salary decisions with respect to individual named executive officers are discussed under “Named Executive Officer Compensation.”

Annual Cash Incentive Program.  Our annual cash bonus program is designed to motivate participants to achieve short-term business and financial goals. Our 2009 Management Incentive Compensation Plan (“MICP”) included the named executive officers and other officers, as well as specified management employees. All participants were assigned individual target opportunities for MICP payments that, for our named executive officers, ranged from 50% to 100% of their annual salaries. Consequently, increases or decreases in a participant’s base salary affect his or her MICP opportunity. Individual target bonus opportunity percentages for our named executive officers, which were the same in the 2009 MICP as they were in the 2008 MICP, are discussed under “Named Executive Officer Compensation.” Under the 2009 MICP, participants could earn from 0% to 150% of their target payout opportunity, based on the Company’s financial performance. The threshold level of achievement provided for payouts of 25% of the target payout amount; achievement below the performance threshold would result in no payout.

Company financial performance alone determines whether MICP goals are achieved. Individual performance is not a factor. The Committee determines the extent to which the participants have earned their MICP payments and has the authority to reduce the payout despite achievement of the MICP goals, and to make specified adjustments for costs that are not reflective of the performance of the ongoing business. Apart from the MICP, the Committee has discretion to award a supplemental bonus payment based on individual performance factors as it deems appropriate.

2009 MICP Goals.  In March 2009, MICP target performance goals were assigned to all participants. In the 2009 MICP, the Committee used two matrices with the following weightings: (1) revenue relative to operating profit (50%) and (2) average invested capital relative to operating profit (50%). These are the same performance criteria that were used in 2008, but in the earlier year the weighting had been 70% revenue relative to operating profit and 30% average invested capital relative to operating profit. Under the 2009 MICP, “average invested capital” meant the average of the 13 month-end balances of net capital, beginning with December 31, 2008 and including the 12 months of 2009. The 2009 weighting of these goals was intended to balance profitable revenue achievement and prudent management of cash and liquidity. The Committee believed that these goals reflected appropriate business objectives in the period of economic uncertainty prevailing in 2009. The target value for operating profit was $32.5 million in both matrices. The target value for revenue was $725.0 million. The target value for average invested capital was $354.8 million. Under the terms of the 2009 MICP when it was established, the calculation of achievement did not include restructuring and related costs incurred during 2009 in connection with restructuring activities, because these costs are not reflective of the performance of the ongoing business.

Results for 2009.  The Committee determined that the performance goals for the 2009 MICP had not been achieved, and no payout was made. The final attainment was 0.0% of aggregate target performance, as illustrated in the table below.

2009 MICP Goals and Attainment

Metric (Weighting)	Target	Actual Attainment	Weighted Actual Attainment
	(Dollars in millions)
Performance goals:
Operating profit	$32.5	$1.1
Revenue	$725.0	$658.0
Average invested capital	$354.8	$343.7
Matrices results
Revenue relative to operating profit (50)%		0.0%	0.0%
Average invested capital relative to operating profit (50)%		0.0%	0.0%

Total			0.0%

2010 Cash Incentive Plan.  In 2010, the Committee adopted the Senior Officer Incentive Program (the “SOIP”) and established the 2010 annual cash incentive award opportunities for eligible Senior Officers. The 2010 SOIP is generally similar to the 2009 MICP, with two exceptions: (1) there will be a weighting of 70% revenue relative to operating profit and 30% average invested capital relative to operating profit (the weightings that were used in 2008); and (2) participants will be able to earn from 0% to 200% of their target bonus opportunity. As to our Senior Officers, which include our named executive officers, the SOIP replaces the MICP. A modified plan similar to the MICP will continue to be administered for other management employees eligible for an annual cash incentive program. We continue to believe that the assigned goals are appropriate measures of Company performance because the value of a company tends to increase when its operating profits are growing relative to revenue and relative to average invested capital. Profitability is required both with respect to revenue achievement and management of capital. The Committee believes that these goals reflect appropriate business objectives despite the continuing period of economic uncertainty because of the tentative signs of recovery in the global economy.

Long-Term Equity Incentive Programs

General.  Our long-term equity incentive program is designed to provide a direct link between executive compensation and long-term stockholder value creation. Prior to 2009, the value of the long-term incentive opportunity granted to an executive officer in any year had been divided between two components: stock options and PSUs paid out at the end of a three-year performance period. The number of stock options granted was calculated by applying a Black-Scholes formula to a target value. The number of performance shares at target that could be earned under the performance share program is determined by the Committee’s assessment of the overall value of the long-term incentive opportunity relative to peer company comparisons, and had been one-third of the number of options granted to our named executive officers in 2008, and one-fourth in 2007. In 2009, the Committee established a long-term incentive program with a different mix of equity grants and vesting requirements. The value of the long-term incentive opportunity was divided among three forms of grants: stock options, PSUs and time-vested restricted stock units. The value was allocated equally among these three forms of awards. The number of performance shares at target that may be earned under the performance share program and the number of restricted stock units were based on the Committee’s assessment of the overall value of the long-term incentive opportunity relative to peer company comparisons, and each was one-third the number of equivalent options granted to our named executive officers. Even after the addition of time-vested restricted stock units to the mix of equity grants, the percentage of our named executive officers’ total direct compensation that is at-risk and performance-based is comparable to that of our peer group companies in the aggregate.

In setting the value of the long-term incentive opportunity for an individual executive officer and for the executive officers as a group, the Committee considers Company performance, the long-term incentive opportunities provided by our peer group companies to their executive officers and the competitiveness of our total direct compensation for executive officers relative to total direct compensation of similar officers in our peer group companies. The value set is the Committee’s subjective determination after considering these factors.

Stock Option Grants.  We grant nonqualified stock options that generally vest in equal annual installments over four years. The exercise price of these options is equal to the fair market value of the Company’s common stock on the grant date, and the options expire ten years after the date of grant. Stock options granted before 2008 generally vest in equal annual installments over five years.

Stock options are intended to align executives’ interests with those of stockholders, by providing an incentive to increase our stock price through positive business and financial performance over multiple years. The stock options only have value to the recipients if the price of the Company’s stock appreciates after the options are granted.

Restricted Stock Unit Grants.  Our annual grants of restricted stock units vest in equal annual installments over three years. Upon the vesting of each installment, one share of common stock is issued to the participant for each vested restricted stock unit.

Restricted stock units that vest over time are intended to align executives’ interests with those of stockholders by providing an incentive to increase stock price through positive business and financial performance over multiple years. Restricted stock units also provide greater certainty of executive stock ownership. The Committee believes that this change in 2009 in the mix of long-term incentive opportunity awards to include restricted stock units was appropriate. Uncertainty in global economic conditions increases the uncertainty of awards being paid out, even if management performs well in adapting to unpredictable economic conditions. The use of time-vested restricted stock units is intended to provide a balance of performance incentive and retention incentive.

The Committee believes that stock ownership reinforces alignment of our executive officers’ interests with our stockholders’ interests. Restricted stock units may provide an immediate sense of ownership since the value is based on the price of the Company’s stock. The vesting period provides a balanced incentive to preserve and grow the value of the shares over time. Because our performance-based equity incentive programs have not consistently resulted in share payouts and several of our current named executive officers have been with the Company two years or less, the Committee believes it is appropriate to promote increased stock ownership among our named executive officers with the use of restricted stock units. The Committee also believes that, despite current economic conditions, top executive talent will be in demand, and it is in the best interests of the Company’s stockholders to have a competitive long-term incentive program to retain our current key executives. We believe that the potential for stock ownership is a valuable retention tool.

Performance Share Unit Program.  The primary purpose of PSUs is to provide a competitive long-term incentive program that will reward executive officers and other participants for overall success in the Company’s financial performance over multiple years. Participants receive payouts in the form of common stock at the end of the three-year period in an amount dependent on the degree to which the assigned targets were achieved. The performance share opportunity provides an incentive to achieve particular business and performance metrics over a multi-year period.

The Committee establishes target awards of PSUs for each participant at the beginning of each three-year award cycle; a new three-year award cycle begins each year. The performance targets are based on Company, rather than individual, performance. In establishing the targets, the Committee takes into account its subjective assessment of the degree of difficulty required to achieve the target values. The targets are intended to be achievable if the business performs in a manner that is consistent with its plans, but the achievement of the at-target value is not intended to be a certainty. Participants can earn from 0% to 200% of their target PSU award based on the Company’s performance against the assigned targets.

2009-2011 PSU Program.  The PSU Program for 2009 uses two financial goals, weighted as follows: diluted earnings per share from continuing operations (“EPS”) (50%), and return on invested capital (“ROIC”) (50%). Achievement of each goal will be separately determined as a percentage of its respective target. The business and management activities necessary to attain the established goals need to occur both in 2009 and 2010. Achievement will be measured by financial results for 2010. ROIC is calculated as “operating profit from continuing operations” divided by average net capital, or “ANC.” Net capital is defined as equity plus debt and retirement obligations, less cash, cash equivalents and short-term investments. ANC is the average of the 13 month-end balances of net capital, beginning with December 31 of the preceding year and including the 12 months of the current year. ANC as a percentage of operating profit is a non-GAAP measure that supplements traditional accounting measures to evaluate our effectiveness at managing capital deployed and generating liquidity as revenue fluctuates. ROIC is a non-GAAP measure that supplements traditional accounting measures to evaluate our financial return in a given period relative to our ANC. The overall level of achievement will determine the number of shares of our common stock that may be issued to the participant, subject to his or her continued employment through December 31, 2011.

The Committee believes these performance goals are appropriate because they balance incentives both for generating profitable revenue and for efficiently managing cash and working capital. EPS is a key indicator of the value of the business to stockholders, and ROIC measures our efficiency in managing capital and profitably generating liquidity. Achievement of the targets at the end of 2010 required progress in 2009 to revise the Company’s cost structure, as well as to achieve market success and generate cash, notwithstanding the economic uncertainties prevailing in 2009. These goals are aligned with stockholders’ interests, by targeting performance that would provide the Company with a scalable, profitable business model when the business cycle recovers.

2008-2010 PSU Program.  The PSU Program for 2008 uses the following two financial goals, weighted as follows: diluted earnings per share from continuing operations (“EPS-CO”) (70%) and revenues (30%). The achievement of each goal will be separately determined as a percentage of the target as of the end of each fiscal year in the three-year performance period. The total payout for the performance period will be based on the three-year average of results under the applicable goal. The design of the PSU Program for 2008-2010 emphasizes profitable revenue growth, measured by EPS-CO.

2007-2009 PSU Program.  The performance measures for the performance cycle beginning in 2007 were the Company’s cumulative three-year financial performance on two equally weighted metrics: return on average net capital utilized (“RANCU”) and EPS-CO. RANCU is calculated as “operating profit from continuing operations” divided by average net capital utilized, or “ANCU.” Net capital utilized (“NCU”) is defined as equity plus debt and retirement obligations, less cash, cash equivalents and short-term investments. Average NCU (“ANCU”) is the average of the 12 month-end balances of NCU during the year. ANCU as a percentage of revenue is a non-GAAP measure that supplements traditional accounting measures to evaluate our effectiveness at managing capital deployed and generating liquidity as revenue fluctuates. RANCU is a non-GAAP measure that supplements traditional accounting measures to evaluate our financial return in a given period, relative to our ANCU. RANCU and EPS-CO targets for the 2007-2009 performance cycle were amended in July 2007 to align the performance objectives and incentives of incumbent participants with the performance objectives and incentives established for Mr. Byrne based on our updated plan for Company performance for the periods included in each of the cycles. The 2007-2009 cumulative three-year ESP-CO target was $1.91 for Mr. Byrne and $1.88 for other participants; actual performance was $0.81. The three-year cumulative RANCU target was 15.3% for Mr. Byrne and 15.2% for other participants; actual performance was 9.5%. Mr. Byrne’s targets and performance were based on the 30-month period beginning July 2007 when he joined the Company through December 2009.

PSU Program Payouts.  The Committee has set PSU Program targets that it believed were achievable but quite challenging. However, as of December 31, 2009, no payout is expected under the 2009-2011 or 2008-2010 performance cycles. The performance cycle for 2007-2009 resulted in no payout to any participant.

Changes for 2010 Long-Term Equity Incentive Program.  The Committee has modified the performance period and goals for the 2010-2012 award period under the PSU Program to better reflect changed economic circumstances. There are two financial goals, weighted as follows: cumulative diluted earnings per share from continuing operations (“EPS”) (70%), and cumulative revenue (30%). Achievement of each goal will be separately determined as a percentage of its respective target. EPS is defined and calculated in the same way that it is in the 2009-2011 award cycle. The performance period for the assigned goals is two years and achievement will be measured as of the end of 2011. The overall level of achievement will determine the number of shares of our common stock that may be issued to the participant after the end of 2012, conditioned on continued employment through December 31, 2012. The Committee believes these performance goals are appropriate because they emphasize incentives for consistently generating profitable revenue, and are easily understood by stockholders and employees. EPS is a key indicator of the value of the business to stockholders. The Committee also believes that a two-year measurement period is appropriate in light of the continuing economic uncertainties. These goals are aligned with stockholders’ interests, by targeting performance that takes advantage of the Company’s scalable, profitable business model when the business cycle recovers. These longer-term goals are balanced by the “average invested capital” component of our annual cash incentive goals, which provides a near-term incentive to prudently manage cash and liquidity. The Committee intends to make the stock option and restricted stock unit grants under the 2010 annual long-term incentive program in the second quarter of the year.

Named Executive Officer Compensation

Base Salaries.  In November 2008, the Committee reviewed the salaries of all named executive officers other than Mr. Byrne, whose performance and salary had been reviewed earlier in that year. However, as described above, no salary increases were implemented and in 2009 the base salaries of all executive officers (including Mr. Byrne and Mr. Driessnack) were reduced by 10%.

The Committee reviewed the salaries of all named executive officers in November 2009. The Committee decided to end the 10% salary reduction as of January 1, 2010, and also to increase salaries effective the same date. Although the Company’s financial results were negatively affected in 2009 by weak global economic conditions, the Committee believes that stockholders benefited from management’s successful reduction of our cost structure and management’s improvement of our product lines and operating efficiency during challenging economic conditions. The Committee considered the salaries of each named executive officer, relative to their respective peer group comparisons and relative to one another as a group.

The 2010 increase in base salaries of the named executive officers was, in the aggregate, less than $130,000 over their restored 2008 base salaries. The percentage increases for 2010 were: Mr. Byrne, 4%; Mr. Driessnack, 3%; Ms. Harwell, 3%; Mr. Faerber, 10%; and Mr. Thompson, 17%. In the aggregate, the salaries of our named executive officers are in a median range of our benchmarking comparisons.

Annual Incentive Awards.  As previously noted, in February 2010, the Committee considered the extent to which we achieved the performance goals under the 2009 MICP and determined that the goals had not been achieved. As a result, no payout was made to Mr. Byrne or any other executive officer.

In establishing the target annual cash bonus opportunities for our individual named executive officers for 2010 under the SOIP, the Committee considered the percentage of salary for each eligible officer, relative to their respective peer group comparisons and relative to one another as a group. The target opportunity under the SOIP for Mr. Byrne (100%), Mr. Driessnack (60%) and Ms. Harwell (60%) remained the same as under the MICP in the previous year, and was increased for Mr. Faerber (to 60%) and Mr. Thompson (to 60%), as discussed below.

Long-Term Equity Incentive Grants and Payouts.  In 2009, our named executive officers received stock option grants, restricted stock unit awards and performance share unit awards for the 2009-2011 performance cycle. All of the grants and awards to named executive officers were made on the same dates. All of these grants are included in the “2009 Grants of Plan-Based Awards” table and the “Outstanding Equity Awards at 2009 Fiscal Year-End” table. Mr. Driessnack also received grants of stock options and performance share units in connection with his hiring in January 2009.

In February 2010, the Committee considered the extent to which we achieved the performance goals under the 2007-2009 PSU Program, including the goals assigned to Mr. Byrne when he joined the Company in 2007. The Committee determined that the goals had not been achieved. As a result, no payout was made to Mr. Byrne or any other executive officer.

Mr. Byrne, CEO.  Mr. Byrne’s salary was reviewed in July 2008, one year after he joined the Company, and was not planned to be reviewed until November 2009, any adjustment to be effective in January 2010. In 2008, his base salary was increased by $70,000, which was at approximately the 50th percentile of the compensation peer group companies. Mr. Byrne’s adjusted base salary for 2009 became effective in July 2008. Although his salary was not scheduled to be reviewed for 2009, as in the case of all our named executive officers, Mr. Byrne’s salary for 2009 also was temporarily reduced by 10%.

Mr. Driessnack, Chief Financial Officer.  Mr. Driessnack joined the Company in January 2009. In connection with his appointment as Senior Vice President and CFO, the Committee approved a cash signing and relocation bonus of $80,000. The development of Mr. Driessnack’s compensation package, including his base salary, 80,000 stock options and 26,666 performance share units, was consistent with the Committee’s understanding of market practices for recruiting a senior level executive, and took into consideration the findings and recommendations of FWC regarding compensation of chief financial officers. The number of performance share units to be awarded to Mr. Driessnack was modified to take into account the changes made in 2009 to our long-term incentive program. As in the case of all our named executive officers, Mr. Driessnack’s salary for 2009 was temporarily reduced by 10%.

Ms. Harwell, Senior Vice President, Corporate Strategy, and General Counsel and Corporate Secretary.  As in the case of all our named executive officers, Ms. Harwell’s salary for 2009 was temporarily reduced by 10%. The grant date fair value of stock awards and option awards made to Ms. Harwell in 2009 was lower than in previous years, but is consistent with the grant date fair value of the same awards made to other senior vice presidents. In connection with our former CEO’s retirement announcement in March 2007, Ms. Harwell received a retention award of 20,000 restricted stock units, which vested on March 1, 2009.

Mr. Faerber, Senior Vice President, Global Supply Chain Operations and Global Services.  As in the case of all our named executive officers, Mr. Faerber’s salary for 2009 was temporarily reduced by 10%. Mr. Faerber is responsible for leadership and oversight of the Company’s global manufacturing and outsourcing as well as global services and supply chain management. In performing the competitive benchmarking for 2010, it was determined that his previous salary was significantly below the competitive median. Similarly, the Committee found that Mr. Faerber’s former target bonus opportunity of 50% was lower than market comparisons and inconsistent with other named executive officers other than the CEO, and increased it to 60%.

Mr. Thompson, Senior Vice President, Mobile Solutions Business Unit.  As in the case of all our named executive officers, Mr. Thompson’s salary for 2009 was reduced by 10%. Mr. Thompson is responsible for the Mobile Solutions Business Unit, comprising Mobile Computers, Data Capture, Printers and Media product lines. He manages the day-to-day operations and drives the strategic direction of these important businesses. In performing the competitive benchmarking for 2010, it was determined that his previous salary was significantly below the competitive median. Similarly, the Committee found that Mr. Thompson’s former target bonus opportunity of 50% was lower than market comparisons and inconsistent with other named executive officers other than the CEO, and increased it to 60%.

Perquisites

Perquisites are not a material component of any named executive officer’s on-going compensation package.

We provide relocation benefits in the case of new executive officers who must change their principal residence, as well as to other newly hired senior level employees. These benefits, which are not a material component of any executive’s compensation, include the reimbursement of certain expenses, and reimbursement for taxes on any imputed income resulting from such reimbursement. We believe these benefits are market competitive and necessary to attract top quality executives from other parts of the country. Mr. Byrne, Mr. Driessnack, and Mr. Thompson have received these relocation benefits. These amounts are reported in the All Other Compensation column of the Summary Compensation Table.

Our relocation benefits cover, among other things, temporary housing costs and other housing benefits for up to six months. Due to the dramatic slow-down in the housing market in 2009, employees relocating to accept jobs with the Company have had difficulty selling their prior homes. During 2009, we extended relocation benefits on a case-by-case basis for some non-executive employees. In July 2009, the Committee approved the extension of relocation benefits for Mr. Driessnack. The extension is for an additional twelve months, for a period of up to eighteen months of relocation benefits, subject to all the terms and conditions of the relocation program.

Mr. Byrne and Ms. Harwell participate in a program under which certain officers of the Company are eligible for additional life insurance coverage issued by Standard Life Insurance at the Company’s expense. All employees are entitled to life insurance coverage equal to two times their base salary, subject to a maximum of $600,000. The additional benefit provides an additional two times base salary, for a total benefit of four times base salary, subject to a maximum benefit of $1,500,000, although insurance company underwriting approval is required for coverage in excess of $600,000. The covered executive will be taxed on the value of this life insurance coverage each year, under IRS imputed income rules. This program is consistent with the Committee’s understanding of market practices for executive life insurance benefits and other perquisites.

Post-Employment Compensation and Benefits

Deferred Compensation Plan.  All of our named executive officers are eligible to participate in the Intermec Deferred Compensation Plan, which is intended to restore benefits not available to the participant under our 401(k) Plan due to the limitations imposed on that plan by the Code. Mr. Driessnack became eligible to participate in 2010 and, pursuant to the terms of this plan then in effect, a Company matching contribution measured by reference to his 2009 salary was made in 2010. Additional information regarding the Intermec Deferred Compensation Plan is shown under “2009 Nonqualified Deferred Compensation.”

Defined Benefit Plans.  In 2006, we amended our post-employment benefit plans with the effect of freezing benefit accruals for most participants. The plans that we froze were the Intermec Pension Plan (the “IPP”), a tax-qualified defined benefit plan, and our Restoration Plan (the “Restoration Plan”) and our Supplemental Executive Retirement Plan (the “SERP”), both nonqualified defined benefit plans. The rules used to decide whether the benefit freeze applied to a named executive officer were the same rules used to decide whether the benefit freeze applied to other employees. When these plans were frozen, further accruals ceased for most employees as of June 30, 2006. Subsequently, these plans were frozen as to all participants in 2009 (the Restoration Plan and SERP) or 2010 (the IPP), as described in “2009 Pension Benefits”, but this event did not affect any of our named executive officers.

Ms. Harwell is, and Mr. Wills was, in the group of employees whose IPP, Restoration Plan and SERP benefits were frozen. Mr. Byrne, Mr. Driessnack, Mr. Faerber and Mr. Thompson are not eligible to participate in the IPP, Restoration Plan or SERP because they joined the Company after June 30, 2006.

Further details regarding these plans, including the estimated value of the retirement benefits for Ms. Harwell and Mr. Wills, are found in this proxy statement under the section entitled “2009 Pension Benefits”. The change in the actuarial pension value from 2008 to 2009, and from 2007 to 2008, are presented in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

Post-Termination Change of Control Benefits.  The Company adopted a Change of Control Severance Plan (the “COC Plan”) and an Executive Change of Control Policy for the 2008 Omnibus Incentive Plan (the “COC Policy”) to replace then-existing change of control programs. The COC Plan and COC Policy modified the previous change of control benefits for our executive officers in ways that the Board, the Committee and management believe are in the best interests of the Company and its stockholders. Details of the benefits available under the COC Plan and the COC Policy are described in “Potential Payments Upon Termination or Change of Control — Change of Control Severance Plan.” Key changes implemented in the new COC Plan and COC Policy are:

•

Elimination of “single-trigger” benefits, under which participants would have received benefits upon a change of control even if their employment continued with the Company or a successor company (single-trigger acceleration of vesting of equity awards was eliminated as well as a modified single-trigger severance benefit for the chief executive officer).

•	A definition of “change of control” that is more restrictive than under the prior arrangements.

•	A clawback provision in the event that the participant breaches covenants protecting the interests of the company.

•

A modified excise tax gross-up, under which the gross-up payment will be made only if the total value of all “parachute payments” to the individual exceeds 110% of the individual’s “safe harbor” amount. The COC Plan’s modified gross-up is designed to neutralize the disparate impact on executives of excise taxes on “parachute payments” imposed under Section 4999 of the Code that would result based on their varying tenures with the Company.

In 2010, the Company amended the COC Plan to eliminate the tax gross-up benefit for future participants in the plan.

The Committee believes it is in the Company’s and our stockholders’ interests to maintain a competitive plan that provides these benefits, to promote the alignment of management’s interests with those of stockholders in evaluating potential change of control transactions by minimizing the distraction of executives that may be caused by personal uncertainties. The changes made by the COC Plan can be expected to reduce the benefits that would be paid upon occurrence of the change of control alone, without a related termination of employment, and will protect the Company in other ways. As part of implementing the COC Plan, the current covered executives agreed to replace single trigger vesting with double trigger vesting on their stock options and restricted stock units in exchange for participation in the COC Plan.

The tables under “Potential Payments Upon Termination or Change of Control — Estimated Potential Incremental Payments Upon Termination or Change of Control as of December 31, 2009” present the estimated potential incremental benefits under the COC Plan and COC Policy for the current named executive officers. These results are specific to the assumptions made as of December 31, 2009, and will be different at other points in time. The majority of the potential benefits, and the related costs of change of control benefits, would be paid and incurred only if both a change of control occurs and we terminate the executive’s employment within two years of the change of control without Cause, or the executive terminates his or her employment for Good Reason (capitalized words are defined in the COC Plan). Whether or not excise taxes will apply to the executive’s benefits, and consequently result in a modified gross-up benefit paid by the Company after the change of control and termination, depends on many variables, including the application of complex tax regulations.

Post-Termination Severance Benefits.  The Company maintains a severance plan to provide benefits to senior executives following certain terminations of employment. The severance plan requires a qualifying termination of employment by the Company. Benefits payable under the COC Plan and the severance plan are coordinated to avoid any duplication. The severance plan does not require us to retain the executives or to pay them any specified level of compensation or benefits, and we have certain rights to modify the benefits without the consent of the executives. The Committee believes the severance plan is competitive with those of peer companies, and that it serves to diminish the distraction of personal uncertainties in periods of change. The “Potential Payments Upon Termination or Change of Control” section provides additional information regarding the severance plan and the estimated potential incremental benefits under the plan for the named executive officers.

Stock Ownership Guidelines

We maintain stock ownership guidelines to ensure that our Senior Officers (including named executive officers) have a meaningful stake in the equity of the Company and to further align the interest of the officers with the long-term interest of our stockholders. The guidelines, which have been amended and clarified from time to time, require our CEO (Mr. Byrne) to retain an amount of Intermec common stock equal in value to five times his annual base salary before selling or otherwise transferring ownership of such stock. The other named executive officers must retain an amount of Intermec common stock equal in value to three times the officer’s annual base salary. For other Senior Officers, the stock retention level is one times the officer’s annual base salary. Restricted stock and time-based restricted stock units (which have not vested) are included in the calculation to determine whether the guidelines are met, but stock options (whether vested or unvested), performance share units or other performance-based awards are not included. The design of the ownership guidelines assumes that, in normal circumstances, an officer can reach the requisite stock ownership level within five years.

Equity Granting Practices

The Committee makes annual stock option awards to named executive officers at its meeting during the second quarter of the year, which coincides with our annual stockholders’ meeting. This Committee meeting also typically occurs during an “open trading window,” which is a period when our insider trading guidelines permit executive officers to engage in trading in Intermec securities. The Committee meeting date, or the next following trading day, is the effective date for the grants. PSU awards to our named executive officers are made in the first quarter of the year. In 2009, we also made restricted stock unit grants at this time. In 2010, annual PSU awards were made in the first quarter of the year and we expect annual restricted stock unit and stock option grants to be made in the second quarter.

The exercise price or “strike price” of stock options is the fair market value of Intermec common stock on the date of the grant. The Committee also may approve equity awards throughout the year for newly hired executive officers or for promotion or retention purposes. These awards are effective on the date the Committee acts or a subsequent date determined by the Committee. The exercise price is the fair market value on the date of grant.

When the Committee makes its annual grant of stock options and restricted stock units, it also delegates to an Equity Grant Committee the authority to make an annual grant of stock options and restricted stock units to employees other than named executive officers. The Equity Grant Committee is comprised of the Chairman of the Committee and the CEO, who is also a director of the Company. The number of shares authorized for the annual stock option and restricted stock unit grant by the Equity Grant Committee is set by the Committee; the grant by the Equity Grant Committee is made on the same day that the Committee makes annual stock option and restricted stock unit grants to named executive officers.

The Committee also delegates to the Equity Grant Committee the authority to grant stock options, PSUs and restricted stock units to employees other than named executive officers, up to a specified number of shares, until the next annual meeting of stockholders. The Equity Grant Committee generally uses this authority to make grants of equity to newly hired or promoted management employees at times other than when the annual equity grants are made. These grants must be made by action of the Equity Grant Committee and are made effective the 15th day of the month (or the next following trading day, if a weekend or holiday).

Limits on Deductibility of Compensation

Section 162(m) of the Code generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers who are in office at the end of the fiscal year to $1 million per officer in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. We believe that all of the taxable compensation for 2009 paid to those of our named executive officers who are covered by Section 162(m) of the Code will be deductible.

The Committee’s policy is to provide annual incentive awards, PSUs and stock options that are qualified and fully deductible by the Company under Section 162(m) of the Code. However, in order to maintain market competitive compensation programs, the Committee has reserved the right to approve incentive and other compensation, such as time-vested restricted stock units that may not meet the Section 162(m) performance-based compensation exception. To the extent that such compensation exceeds the $1 million limitation set forth in Section 162(m) of the Code, the Committee recognizes that the loss of the tax deduction may be unavoidable under these circumstances. The time-vested restricted stock units granted by the Committee in 2009 and expected to be granted in 2010 will not be treated as performance-based compensation under Section 162(m) of the Code.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2009 (“CD&A”) with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement for filing with the SEC.

The Compensation Committee

Larry D. Yost, Chair

Eric J. Draut

Gregory K. Hinckley

Lydia H. Kennard

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation for each of our named executive officers for the year 2009 and, where applicable, the years 2008 and 2007. Pursuant to our objectives for executive compensation, target direct compensation for our executive officers consists of approximately one-half salary and annual cash incentives and one-half long-term equity awards. Therefore, the information contained in the Summary Compensation Table should be viewed together with the “2009 Grants of Plan-Based Awards” table, which includes target levels for annual incentive awards and long-term performance share awards, to obtain the most accurate representation of short-term and long-term incentive compensation elements and the total compensation provided to our named executive officers.

Name and Principal Position	Year	Salary (a) ($)	Bonus ($)	Stock Awards (b) ($)	Option Awards (c) ($)	Non-Equity Incentive Plan Compensation (d) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (e) ($)	All Other Compensation (f) ($)	Total ($)
Byrne, Patrick J.	2009	$610,731	$0	$832,000	$584,400	$0	$0	$59,651	$2,086,782
CEO and President	2008	655,385	0	754,992	852,000	398,408	0	227,516	2,888,301
	2007	246,923	0	2,279,623	3,324,000	320,454	0	89,374	6,260,374

Driessnack, Robert J. (g)	2009	256,154	80,000	277,326	580,400	0	0	155,975	1,349,855
CFO and Senior Vice President

Faerber, Dennis A.	2009	273,462	0	277,326	194,800	0	0	7,840	753,428
Senior Vice President, Global Supply	2008	258,462	57,603	702,392	1,013,500	78,559	0	122,445	2,232,961
Chain Operations and Global Services

Harwell, Janis L.	2009	309,376	0	277,326	194,800	0	8,977	6,367	796,846
Senior Vice President, Corporate Strategy, and General Counsel and Corporate Secretary	2008 2007	352,323 324,615	0 0	301,992 1,136,713	340,800 315,700	128,506 200,612	9,104 0	7,745 7,559	1,140,470 1,985,199

Thompson, Earl R. (g)	2009	250,673	0	277,326	194,800	0	0	23,835	746,634
Senior Vice President, Mobile	2008	265,481	0	113,250	127,800	15,846	0	167,145	689,522
Solutions Business Unit

Wills, Michael A. (g)	2009	148,615	0	184,891	0	0	12,779	429,469	775,754
Former Senior Vice President,	2008	324,339	0	301,992	340,800	118,299	2,840	7,360	1,095,630
Global Sales

(a)	Includes amounts deferred at the officer’s election. See “2009 Nonqualified Deferred Compensation.” The amounts for 2009 reflect the 10% reduction in salary that went into effect February 7, 2009. This reduction is discussed in further detail in “Compensation Discussion and Analysis — Components of the Executive Compensation Program — Base Salary.”

(b)	Stock awards reflected in this column include PSUs granted pursuant to our PSU Program and restricted stock units (“RSUs”). These amounts represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718. Refer to the “Shareholders’ Equity” note in the Notes to Consolidated Financial Statements included in our Form 10-K for the relevant assumptions used to determine the valuation of our stock awards. The grant date fair value of PSUs was calculated based on the target number of PSUs for the performance period commencing in the year indicated. For 2009, the grant date fair value of PSUs for the 2009-2011 performance period, assuming the highest level of payout for performance against assigned targets, would be as follows: $832,000 for Mr. Byrne, $277,326 for Mr. Driessnack, Mr. Faerber, Ms. Harwell, and Mr. Thompson, and $184,892 for Mr. Wills. The PSUs and RSUs are discussed in further detail under “Compensation Discussion and Analysis — Long-Term Equity Incentive Programs.”

(c)	This amount represents the grant date fair value of option awards, computed in accordance with FASB ASC Topic 718. Refer to the “Shareholders’ Equity” note in the Notes to Consolidated Financial Statements included in our Form 10-K for the relevant assumptions used to determine the valuation of our option awards.

(d)	The amounts shown in this column constitute the annual cash incentive awards paid to each named executive officer based on the Committee’s evaluation of the achievement of Company performance goals for the year indicated. The 2009 MICP is discussed in further detail in “Compensation Discussion and Analysis — Components of the Executive Compensation Program — Annual Cash Incentive Program, 2009 MICP Goals, and Results for 2009.” The estimated possible payouts for these awards are reflected in the “2009 Grants of Plan-Based Awards” table.

(e)	The amounts shown in this column are the aggregate increase in the actuarial present value of the officers’ accumulated benefits under all pension plans during the year indicated, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Information regarding these pension plans is described in “2009 Pension Benefits.” The change in pension value shown for 2009 reflects the 12-month period between December 31, 2008 (the prior pension measurement date) and December 31, 2009. Refer to the “Pension and Other Postretirement Benefit Plans” note in the Notes to the Consolidated Financial Statements included in our Form 10-K for further discussion. The amounts in this column do not reflect deferred compensation earnings because above market earnings are not provided by the Company.

(f)	The following table sets forth for each of the named executive officers the amounts attributable to elements of “All Other Compensation” for 2009.

Name	Relocation ($)		Other Perquisites and Personal Benefits ($)	Company Contributions to Defined Contribution Plans (i) ($)	Severance ($)		Other ($)		Total ($)
Byrne, Patrick J.	$26,576	(ii)	—	$32,292	$—		$783	(iii)	$59,651
Driessnack, Robert J.	145,664	(ii)	—	10,311	—		—		155,975
Faerber, Dennis A.	—		—	7,840	—		—		7,840
Harwell, Janis L.	—		—	5,741	—		626	(iii)	6,367
Thompson, Earl R.	13,231	(ii)	—	10,604	—		—		23,835
Wills, Michael A.	—		—	7,840	421,629	(iv)	—		429,469

(i)	Company contributions to the Intermec 401(k) Retirement Plan (“401(k) Plan”) and the Intermec Deferred Compensation Plan (“Deferred Compensation Plan”).

(ii)	Includes relocation costs of $16,889 for Mr. Byrne, $116,946 for Mr. Driessnack and $8,550 for Mr. Thompson, and related tax gross-ups of $9,687 for Mr. Byrne, $28,718 for Mr. Driessnack and $4,681 for Mr. Thompson.

(iii)	Premiums for life insurance coverage for Mr. Byrne and Ms. Harwell that were paid by the Company; the premium for Mr. Byrne provided coverage for $600,000 until November 3, 2009, and $1,500,000 for the period November 4-December 31, 2009. The premium for Ms. Harwell provided $600,000 life insurance coverage for 2009.

(iv)	Additional information about these payments to Mr. Wills is provided in “Potential Payments upon Termination or Change of Control.”

(g)	Mr. Driessnack joined the Company as Chief Financial Officer in January 2009. Data for 2007 is not reported for Mr. Faerber, Mr. Thompson and Mr. Wills because they did not become executive officers until 2008. Mr. Wills’ employment with the Company terminated in June 2009.

2009 GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding 2009 grants of annual and long-term awards for the named executive officers, including the range of estimated possible payouts under our annual MICP and estimated future payouts under our PSU Program (referred to in the table as “LTIP PSU 2009-2011”), the exercise prices of stock options and the grant date fair value of stock and option awards. These award opportunities align executives’ interests with stockholders, by providing an incentive to increase stock price and improve the long-term financial performance of the Company.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)		All Other Stock Awards: Number of Shares of Stock or Units (#) (c)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards (d) ($/Sh)	Grant Date Fair Value of Stock and Option Awards (e) ($)
		Threshold ($)	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Byrne, Patrick, J.
Annual cash incentive		$152,683	$610,731	$916,097	—	—	—	—		$—	$—
LTIP PSU 2009-11	3/31/2009	—	—	—	40,000	80,000	—	—		—	416,000
RSU	3/31/2009	—	—	—	—	—	40,000	—		—	416,000
Option	5/26/2009	—	—	—	—	—	—	120,000	(f)	11.53	584,400

Driessnack, Robert J.
Annual cash incentive		38,423	153,692	230,539	—	—	—	—		—	—
LTIP PSU 2009-11	3/31/2009	—	—	—	13,333	26,666	—	—		—	138,663
RSU	3/31/2009	—	—	—	—	—	13,333	—		—	138,663
Option	2/17/2009	—	—	—	—	—	—	80,000	(g)	10.55	385,600
Option	5/26/2009	—	—	—	—	—	—	40,000	(g)	11.53	194,800

Faerber, Dennis A.
Annual cash incentive		34,183	136,731	205,097	—	—	—	—		—	—
LTIP PSU 2009-11	3/31/2009	—	—	—	13,333	26,666	—	—		—	138,663
RSU	3/31/2009	—	—	—	—	—	13,333	—		—	138,663
Option	5/26/2009	—	—	—	—	—	—	40,000	(h)	11.53	194,800

Harwell, Janis L.
Annual cash incentive		46,407	185,626	278,438	—	—	—	—		—	—
LTIP PSU 2009-11	3/31/2009	—	—	—	13,333	26,666	—	—		—	138,663
RSU	3/31/2009	—	—	—	—	—	13,333	—		—	138,663
Option	5/26/2009	—	—	—	—	—	—	40,000	(h)	11.53	194,800

Thompson, Earl R.
Annual cash incentive		31,334	125,337	188,005	—	—	—	—		—	—
LTIP PSU 2009-11	3/31/2009	—	—	—	13,333	26,666	—	—		—	138,663
RSU	3/31/2009	—	—	—	—	—	13,333	—		—	138,663
Option	5/26/2009	—	—	—	—	—	—	40,000	(h)	11.53	194,800

Wills, Michael A. (i)
Annual cash incentive		22,292	89,169	133,754	—	—	—	—		—	—
LTIP PSU 2009-11	3/31/2009	—	—	—	8,889	17,778	—	—		—	92,446
RSU	3/31/2009	—	—	—	—	—	8,889	—		—	92,446

(a)	Represents the threshold, target and maximum potential payouts pursuant to the MICP, a cash incentive plan under the 2008 Omnibus Incentive Plan (“2008 Plan”) previously approved by our stockholders. The Committee established a target payment opportunity for each named executive officer, based on a percentage of that individual’s salary, and assigned Company performance goals for 2009. The 2009 MICP had a sliding scale that provided for threshold payouts of 25% of the target opportunity and up to 150% of the target opportunity for maximum performance. If the threshold level of performance was not achieved, no award was paid. The 2009 MICP is described beginning at “Compensation Discussion and Analysis — Components of the Executive Compensation Program — Annual Cash Incentive Program.”

(b)	Represents annual awards made under the PSU Program, a sub plan of the 2008 Plan. Each award period under the PSU Program is three years, and a new three-year award period begins annually. The Committee established target awards of PSUs for each participant at the beginning of the cycle in 2009. Participants can earn from 0% to 200% of their target shares, based on the Company’s financial performance. Because the lowest possible payment is 0 shares, we have not indicated a threshold payout amount. PSUs are payable in shares of common stock. The performance measures for the PSUs granted in the 2009-2011 period are return on invested capital and diluted earnings per share from continuing operations. The PSU Program is described in “Compensation Discussion and Analysis — Long-Term Equity Incentive Programs — Performance Share Unit Program.”

(c)	Represents annual awards of RSUs. One-third of the RSUs vest on each of the first, second and third anniversaries of the grant date, if the executive is employed on these dates. The RSUs are described in “Compensation Discussion and Analysis — Long-Term Equity Incentive Programs — Restricted Stock Unit Grants.

(d)	The 2008 Plan provides that the exercise price for options will be not less than the fair market value on the date of grant and defines fair market value as the closing sales price per share of our common stock on the NYSE for that date. The stock option program is described in “Compensation Discussion and Analysis — Long-Term Equity Incentive Programs — Stock Option Grants.”

(e)	Grant date fair value was calculated in accordance with FASB ASC Topic 718. Refer to the “Shareholders’ Equity” note in the Notes to Consolidated Financial Statements included in our Form 10-K, for the relevant assumptions. The aggregate grant date fair value for PSUs was calculated based on the target number of PSUs for the 2009-2011 performance period.

(f)	Mr. Byrne: The stock option becomes exercisable in four equal installments of 30,000 shares each on May 26, 2010, May 26, 2011, May 26, 2012 and May 26, 2013, if the executive is employed on these dates.

(g)	Mr. Driessnack: Two nonqualified stock options were granted to Mr. Driessnack during 2009. The first option for 80,000 shares granted on February 17, 2009 becomes exercisable in four equal installments of 20,000 shares each on February 17, 2010, February 17, 2011, February 17, 2012 and February 17, 2013, if the executive is employed on these dates. The second option for 40,000 shares granted on May 26, 2009 becomes exercisable in four equal installments of 10,000 shares each on May 26, 2010, May 26, 2011, May 26, 2012 and May 26, 2013, if the executive is employed on these dates.

(h)	Mr. Faerber, Ms. Harwell and Mr. Thompson: The nonqualified stock options become exercisable in four equal installments of 10,000 shares each on May 26, 2010, May 26, 2011, May 26, 2012 and May 26, 2013, if the executive is employed on these dates.

(i)	Mr. Wills: The PSUs and RSUs were cancelled due to Mr. Wills’ termination of employment in June 2009.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

The following table sets forth information regarding the outstanding stock option awards and unvested or unearned stock awards held by the named executive officers, as of December 31, 2009. The market value of unvested stock awards is based on the closing stock price of Intermec common stock of $12.86 on December 31, 2009, the last trading day of the year. These holdings reflect the Company’s long-term incentive compensation policies, under which stock options and stock awards are granted based on Company performance, the quality and length of an executive’s service, and the achievement of individual and Company goals.

Name	Option Awards (a)					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (b) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (b) ($)
		Exercisable (#)	Unexercisable (#)
Byrne, Patrick J.
Option	5/26/2009	—	120,000	$11.53	5/26/2019
Option	5/23/2008	25,000	75,000	22.01	5/23/2018
Option	7/19/2007	120,000	180,000	27.35	7/19/2017
Restricted Stock Units	3/31/2009					40,000	$514,400
LTIP PSU 2008-10								33,333	$0
LTIP PSU 2009-11								40,000	0

Driessnack, Robert J.
Option	5/26/2009	—	40,000	11.53	5/26/2019
Option	2/17/2009	—	80,000	10.55	2/17/2019
Restricted Stock Units	3/31/2009					13,333	171,462
LTIP PSU 2009-11								13,333	0

Faerber, Dennis A.
Option	5/26/2009	—	40,000	11.53	5/26/2019
Option	5/23/2008	10,000	30,000	22.01	5/23/2018
Option	2/19/2008	14,000	56,000	22.88	2/19/2018
Restricted Stock Units	3/31/2009					13,333	171,462
LTIP PSU 2008-10								13,333	0
LTIP PSU 2009-11								13,333	0

Harwell, Janis L.
Option	5/26/2009	—	40,000	11.53	5/26/2019
Option	5/23/2008	10,000	30,000	22.01	5/23/2018
Option	5/15/2007	14,000	21,000	22.59	5/15/2017
Option	5/16/2006	21,000	14,000	27.25	5/16/2016
Option	5/17/2005	28,000	7,000	19.99	5/17/2015
Option	9/08/2004	30,000	—	14.33	9/08/2014
Restricted Stock Units	3/31/2009					13,333	171,462
LTIP PSU 2008-10								13,333	0
LTIP PSU 2009-11								13,333	0

Thompson, Earl R.
Option	5/26/2009	—	40,000	11.53	5/26/2019
Option	5/23/2008	3,750	11,250	22.01	5/23/2018
Option	11/12/2007	6,000	9,000	22.29	11/12/2017
Restricted Stock Units	3/31/2009					13,333	171,462
LTIP PSU 2008-10								5,000	0
LTIP PSU 2009-11								13,333	0

Wills, Michael A. (c)

(a)

All options granted before May 23, 2008 reflected in the table vest or vested (i.e., became exercisable) in five approximately equal installments on the first five anniversary dates following the date of grant, and expire ten years after the date of grant. All options granted after May 23, 2008 reflected in the table vest in four approximately equal installments on the first four anniversary dates following the date of grant, and expire ten years after the date of grant.

(b)	Each named executive officer has received an award under the PSU Program for the 2008-2010 performance cycle (other than Mr. Driessnack) and the 2009-2011 performance cycle, which will vest and be settled in shares to the extent earned as of December 31, 2010 and 2011 respectively. Participants can earn from 0% to 200% of their target shares shown above in the table, based on the Company’s financial performance. The lowest possible payment is $0. As of December 31, 2009, both performance cycles were expected to pay out at 0% of granted value. The PSU Program is described in “Compensation Discussion and Analysis — Long-Term Equity Incentive Programs — Performance Share Unit Program.”

(c)	Mr. Wills left the Company as of June 30, 2009. His unvested stock option awards automatically terminated. Any vested stock options remained exercisable for a period of 90 days, after which all unexercised options automatically terminated. In accordance with the 90 day rule, Mr. Wills has no unexercised stock options as of year end.

2009 OPTION EXERCISES AND STOCK VESTED

For the year 2009, the following table provides, for each of our named executive officers, the number of stock options exercised and stock awards vested and the value realized due to the exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Byrne, Patrick J.	0	$0	0	$0
Driessnack, Robert J.	0	0	0	0
Faerber, Dennis A.	0	0	0	0
Harwell, Janis L. (a)	0	0	40,000	483,300
Thompson, Earl R.	0	0	0	0
Wills, Michael A. (b)	8,000	44,480	0	0

(a)	Represents the RSUs vested as of March 1, 2009 (20,000) and September 8, 2009 (20,000). The value realized is the number of shares vested multiplied by the fair market value of the common stock on the vesting date. Includes 20,000 shares inadvertently included in the “2008 Option Exercises and Stock Vested Table” that actually vested on March 1, 2009, not during 2008.

(b)	Represents the “in the money” value at exercise date of vested options equal to (1) times (2), where (1) equals the difference between the market price on the date of exercise and the exercise price of the options, and (2) equals the total number of options exercised. Represents options that were exercised within 90 days of Mr. Wills leaving the Company.

2009 PENSION BENEFITS

The following table provides information for each of the named executive officers regarding the actuarial present value of the officer’s accumulated benefit and years of credited service under the Intermec Pension Plan (the “IPP”) and our Restoration Plan (the “Restoration Plan”). The present value of accumulated benefits was determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Certain executive officers (but none of the named executive officers) also have benefits accrued under our Supplemental Executive Retirement Plan (the “SERP”).

Effective July 1, 2006, the IPP, the Restoration Plan and the SERP were frozen (i.e., benefit accruals ceased) with respect to all eligible employees, except for those employees who were already participating in the plans and whose age and years of service as of June 30, 2006, when added together, equaled or exceeded 70 (the “Rule of 70”). Effective December 31, 2009, the Restoration Plan and the SERP were frozen with respect to all remaining eligible employees. Ms. Harwell and Mr. Wills are in the group of employees whose benefits under the IPP, the Restoration Plan and the SERP were frozen in 2006. Their benefit under the SERP was frozen at zero. Mr. Byrne, Mr. Driessnack, Mr. Faerber, and Mr. Thompson are not eligible to participate in any of the plans because they joined the Company after June 30, 2006.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (a) ($)
Byrne, Patrick J.	IPP	0	N/A
	Restoration Plan	0	N/A

Driessnack, Robert J.	IPP	0	N/A
	Restoration Plan	0	N/A

Faerber, Dennis A.	IPP	0	N/A
	Restoration Plan	0	N/A

Harwell, Janis L.	IPP	1.83	$51,717
	Restoration Plan	1.83	55,745

Thompson, Earl R.	IPP	0	N/A
	Restoration Plan	0	N/A

Wills, Michael A.	IPP	5.59	59,632
	Restoration Plan	5.59	57,059

(a)	Present values are calculated as of December 31, 2009 (the pension measurement date for purposes of the Company’s 2009 financial statements) based on benefits accrued through the 2009 fiscal year and payable at normal retirement age (age 65), assuming no pre-retirement mortality or termination and no future Part I Contributions (as mentioned below) or future service or compensation increases. Refer to the “Pension and Other Postretirement Benefit Plans” note in the Notes to the Consolidated Financial Statements included in our Form 10-K for the relevant pension value measurements.

Pension Plan

The IPP is a broad-based, tax-qualified, funded defined benefit plan. As noted above, the IPP was frozen as of June 30, 2006, except with respect to participants who had satisfied the Rule of 70 as of that date. The IPP was frozen to all remaining participants on February 28, 2010. Ms. Harwell and Mr. Wills accrued benefits under the IPP until it was frozen in 2006. Mr. Byrne, Mr. Driessnack, Mr. Faerber and Mr. Thompson did not participate in the IPP. The following discussion is limited to the provisions of the IPP that are applicable to Ms. Harwell and Mr. Wills. Because Ms. Harwell and Mr. Wills are no longer accruing a benefit under the IPP (and have not accrued a benefit since June 30, 2006), details of how their frozen accrued benefit under the IPP was calculated are not included here.

Participant Annual IPP Retirement Benefits.  Under the IPP, a participant’s annual retirement benefit commencing at normal retirement (generally age 65) is based on a formula (applicable to all participants) that takes into account amounts contributed by the participant to “Part I” of the Intermec Financial Security and Savings Program (“FSSP”) (which is one of our 401(k) plans). Part I Contributions are invested as directed by the Company’s Investment Committee. Participants who did not satisfy the Rule of 70 (i.e., those employees whose IPP benefits were frozen as of June 30, 2006) can no longer make Part I Contributions and have not been permitted to do so since June 30, 2006.

At any time after termination of employment but prior to the commencement of benefit payments, a participant can elect to transfer his or her Part I Contributions and any investment earnings thereon to the IPP, and thereby be entitled to the retirement benefit as defined by the IPP’s benefit formula. Alternatively, the participant can elect to receive a distribution of such amounts valued at the time of distribution and the benefit formula amount will be reduced, but not below zero, by the annuity equivalent of the contributions and earnings (as they were valued as of June 30, 2006). The “annuity equivalent” of the participant’s Part I Contributions (and related investment earnings) is the amount that would be paid to the participant each year under a straight life annuity that is actuarially equivalent to such amounts. The amounts shown in the above table reflect the present value of the IPP benefit without a transfer of the Part I Contributions to the IPP. The annual normal retirement benefit under the IPP reflected in the table is $8,092 for Ms. Harwell and $16,432 for Mr. Wills.

Participants whose IPP benefits were frozen as of June 30, 2006 became 100% vested in their IPP benefits on that date; accordingly, both Ms. Harwell and Mr. Wills are 100% vested in their IPP benefit.

Vested participants who have attained age 55 and completed at least five years of service may elect early retirement. However, the amount of the participant’s early retirement benefit payments will be reduced by one-half of one percent (0.5%) for each month that the payment commencement date precedes the participant’s 65th birthday. Ms. Harwell would be eligible for early retirement if she were to leave the Company.

Form of Payments.  The normal form of payment for unmarried participants is a straight life annuity. The normal form of payment for married participants is an actuarially equivalent joint and 50% surviving spouse annuity. In addition, the IPP provides several other annuity payment options that are actuarially equivalent to the straight life annuity. Benefits are payable monthly.

Restoration Plan

The Restoration Plan was created to provide annual retirement benefits to a select group of management and highly compensated employees to the extent that their benefits under the IPP and FSSP are limited by the Internal Revenue Code of 1986, as amended (the “Code”). The Restoration Plan is a nonqualified, noncontributory and unfunded defined benefit plan. The Restoration Plan is subject to the requirements of Code Section 409A, and the Company intends that it be documented and administered accordingly.

As noted above, the Restoration Plan was frozen as of June 30, 2006, except with respect to participants who had satisfied the Rule of 70 as of that date. Ms. Harwell and Mr. Wills accrued benefits under the Restoration Plan until the plan was frozen. Mr. Byrne, Mr. Driessnack, Mr. Faerber and Mr. Thompson do not participate in the Restoration Plan.

Participant Restoration Plan Benefits.  A participant’s Restoration Plan benefit is based on a formula that takes into account the amount by which a participant was limited in making elective deferrals under the FSSP, and certain other factors. An annual normal retirement benefit is then calculated, which is the amount that would be paid in the form of a straight life annuity beginning as of the participant’s “normal retirement date,” which is generally the first day of the month coincident with or immediately following the participant’s attainment of age 65. Ms. Harwell and Mr. Wills are both 100% vested in their Restoration Plan benefit. Ms. Harwell’s and Mr. Wills’ annual Restoration Plan benefits commencing at normal retirement date are $8,501 and $15,624, respectively.

Participants who have attained age 62 and completed five years of service may elect early retirement. In addition, a participant whose employment with the Company terminates on account of his or her total and permanent disability and who has attained age 55 may elect early retirement benefits. However, in either case, the amount of the participant’s early retirement benefit payments will be reduced by one-half of one percent (0.5%) for each month that the payment commencement date precedes the participant’s 65th birthday.

Form of Payments.  The normal form of payment for unmarried participants is a straight life annuity. The normal form of payment for married participants is an actuarially equivalent joint and 100% surviving spouse annuity.

For a description of the effects upon a change of control, refer to “Potential Payments Upon Termination or Change of Control.”

2009 NONQUALIFIED DEFERRED COMPENSATION

The following table provides information for each of the named executive officers regarding aggregate executive and Company contributions and aggregate earnings (on the entire account balance) accrued during 2009, as well as year-end account balances under the Deferred Compensation Plan.

Name	Executive Contributions in Last Fiscal Year (a) ($)	Company Contributions in Last Fiscal Year (b) ($)	Aggregate Earnings in Last Fiscal Year (c) ($)	Aggregate Balance at Last Fiscal Year-End (d) ($)
Byrne, Patrick J.	$30,565	$24,452	$17,367	$97,555
Driessnack, Robert J.	0	2,917	0	0
Faerber, Dennis A.	0	0	853	3,607
Harwell, Janis L.	0	0	10,018	30,295
Thompson, Earl R.	3,455	2,764	2,001	9,278
Wills, Michael A.	0	0	0	0

(a)	The amounts reported in this column reflect the elective deferrals made by executives of base salary earned for 2009. These amounts are included in the compensation reported in the “Salary” column of the Summary Compensation Table.

(b)	The amounts reported in this column reflect matching contributions made by the Company in 2010 for 2009 contributions. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table, but not in the “Aggregate Balance at Last Fiscal Year-End” column of this table because of the date the contributions were allocated. A contribution was made for Mr. Driessnack in 2010 for 2009 because the plan provides a matching contribution to an employee who has not had an opportunity to make an enrollment election for the plan year and has compensation that exceeds the compensation limit for the year under Code Section 401(a)(17) ($245,000 in 2009). The plan has been amended to eliminate this special match feature effective in 2010.

(c)	The amounts reported in this column reflect the earnings credited to executives’ accounts for 2009.

(d)	Of the amounts reported in this column, the following amounts have also been reported in the Summary Compensation Table for 2008 and 2007:

Name	Previously Reported for 2008 ($)	Previously Reported for 2007 ($)
Byrne, Patrick J.	$53,701	$0
Driessnack, Robert J.	0	0
Faerber, Dennis A.	2,754	0
Harwell, Janis L.	0	15,361
Thompson, Earl R.	0	0
Wills, Michael A.	0	0

Deferred Compensation Plan

The Deferred Compensation Plan is designed as a nonqualified, defined contribution, individual account plan for the elective deferral of certain eligible compensation, to the extent that such compensation exceeds the compensation limit for an applicable year under Code Section 401(a)(17). Participation in the Deferred Compensation Plan is limited to select management and highly compensated employees of the Company. Employees who met the Rule of 70 (age plus years of service equal 70 or more as of June 30, 2006) are not eligible to participate in the Deferred Compensation Plan until January 1, 2010. The named executive officers currently eligible to participate in the Deferred Compensation Plan are Mr. Byrne, Mr. Faerber, Ms. Harwell, Mr. Thompson and Mr. Wills (until he left the company in June 2009). Mr. Driessnack was not eligible to participate in the Deferred Compensation Plan in 2009 but is eligible in 2010. The Deferred Compensation Plan is available to approximately 50 other employees.

For 2009, eligible compensation includes up to 75% of base salary, up to 100% of annual cash bonuses and up to 100% of commissions or sales-based awards. Executives are not eligible to defer any portion of any quarterly incentive payment or quarterly sales commission that is based on performance in any portion of the year prior to the year it becomes payable. The Company matches 80% of the first 4% of eligible compensation deferred by an executive. To receive this matching contribution, the executive must be employed on the last day of the year. All Deferred Compensation Plan accounts are 100% vested at all times.

Executives may choose how to credit deferred and matching amounts among approximately 27 tracking funds that are based on the investment performance of the corresponding investment funds offered under the 401(k) Plan. Executives may change how deferrals are allocated to the tracking funds at any time, with changes generally effective as of the next trading day.

The table following shows the funds available under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2009.

Investment	1 Year	Investment	1 Year
AF Grth Fund Amer A	34.48%	FID Freedom 2010	24.82%
Clipper Fund	37.60%	FID Freedom 2015	25.62%
FID Dividend Growth	51.00%	FID Freedom 2020	28.86%
Harbor Cap Appr Inst	41.88%	FID Freedom 2025	30.03%
Spartan US EQ Index	26.51%	FID Freedom 2030	30.57%
Columbia Acorn Z	39.65%	FID Freedom 2035	31.26%
FID Mid Cap Stock	50.39%	FID Freedom 2040	31.65%
Longleaf Partners	53.60%	FID Freedom 2045	32.04%
Oakmark Select I	52.46%	FID Freedom 2050	32.47%
ABF SM Cap Val PA	34.94%	FID Freedom Income	16.12%
FID Diversified Intl	31.78%	PIMCO TOT Return Admn	13.55%
Oakmark Intl I	56.30%	Fidelity Cash Reserve	0.61%
FID Freedom 2000	16.49%	Fidelity Retire MMKT	0.63%
FID Freedom 2005	23.40%

An executive may receive a single lump sum payment equal to his or her entire account balance when the executive’s employment with the Company ends, subject to delays required by law or the terms of the Deferred Compensation Plan. If the executive dies while employed by the Company, his or her beneficiary will receive a lump sum payment equal to the value of his or her entire account balance. The executive may also receive distributions upon request in the event of an unforeseeable financial emergency. The Company reserves the right to terminate the plan and distribute all vested amounts credited to participants’ accounts upon a change of control as described in the Deferred Compensation Plan.

The Compensation Committee interprets and administers the Deferred Compensation Plan. Generally, the Company reserves the right to amend or terminate the Deferred Compensation Plan at any time without the consent or agreement of the executives. Deferrals and matching contributions (and earnings thereon) are held in an irrevocable “rabbi” trust until distributed to the participant in accordance with the terms of the Deferred Compensation Plan, or otherwise used to pay claims of the Company’s creditors in accordance with applicable law and the terms of the trust. The Deferred Compensation Plan is subject to the requirements of Code Section 409A, and the Company intends that it be documented and administered accordingly.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

In January 2009, the Board of Directors adopted a new Change of Control Severance Plan (the “COC Plan”) and an Executive Change of Control Policy for the 2008 Omnibus Incentive Plan (the “COC Policy”) to replace then existing change of control employment agreements and preexisting change of control provisions for certain equity awards. In this section we refer to the COC Plan and the COC Policy as the “COC Programs.”

In March 2009, the Committee adopted a new Corporate Executive Severance Plan (the “Severance Plan”) to replace then existing executive severance arrangements. In February 2010, the Committee amended the Severance Plan to rename it as the Senior Officer Severance Plan (“SOSP”), to limit its eligibility to the Company’s Senior Officers, and to change the payment of an annual incentive bonus so that for the year of a participant’s termination it generally will be paid out based on and following the achievement of the performance goals for the year in order to comply with IRS guidance under Code Section 162(m), which became applicable in 2010 with respect to such bonus.

The “Estimated Potential Incremental Payments Upon Termination or Change of Control as of December 31, 2009” table below reflects the estimated amount of incremental compensation payable to each of the named executive officers under the COC Programs, the SOSP and the Restoration Plan in the event of (i) an involuntary termination of the named executive officer by the Company without Cause before a change of control of the Company; (ii) a change of control of the Company; (iii) an involuntary termination of the named executive officer by the Company without Cause or a termination by the named executive officer for Good Reason in connection with or following a change of control of the Company; or (iv) death. The amounts shown in the table assume that the termination or change of control was effective as of December 31, 2009, and that the price of Intermec common stock on which certain of the calculations are made was the closing price of $12.86 on that date. These amounts are estimates of the incremental amounts that would be payable as of December 31, 2009 under the COC Programs, the SOSP and the Restoration Plan, as applicable, to each named executive officer in the foregoing circumstances. The actual amounts that would be payable to a named executive officer in similar circumstances in the future can only be determined at the time of the officer’s termination or a change of control of the Company. For purposes of comparison, we also disclose by footnote to the table the additional amount that would have been payable under the Severance Plan in the event of an involuntary termination without Cause before a change of control, as of December 31, 2009.

The COC Programs, the SOSP and the Restoration Plan are described below to assist in reading the table. The descriptions are qualified in all respects by reference to the provisions of the applicable plan, policy or agreement.

Change of Control Severance Plan

The COC Plan covers all executive officers, including the named executive officers. An executive may not receive a payment or benefit under both the COC Plan and any other severance program.

If within two years after a Change of Control (defined below), we terminate the employment of an executive for reasons other than Cause or if an executive terminates employment for Good Reason, the executive will be entitled to the following payments and benefits under the COC Plan:

•	Accrued but unpaid salary and vacation pay as of the termination date.

•

Lump sum severance payment equal to a multiple of the executive’s annual base salary (based on the highest rate of annual base salary in effect up to and including the date of termination) and annual bonus (based on the average of the prior three years’ actual bonus payments). The multiple is three times base salary and bonus for the CEO and two times base salary and bonus for the other executive officers.

•	Prorated lump sum payment equal to unpaid target annual bonus for the year of termination.

•

Lump sum payment equal to the difference between (x) the actuarial equivalent of the amount the executive would have received under the Company’s defined benefit retirement plans, including the SERP, had the executive’s employment continued for two years after the date of termination and (y) the actuarial equivalent of the amount the executive actually receives or is entitled to receive under the defined benefit retirement plans.

•

Continued coverage for the executive and his or her family members under the Company’s welfare benefit plans for a period of two years, including reimbursement for certain payments made by the executive for the cost of coverage (including medical and dental) plus a related tax gross-up for the reimbursed amount.

•	Payment for reasonable outplacement costs, as incurred, for a period of up to two years.

•	Amounts accrued and due under the existing terms of various benefit programs, including the Deferred Compensation Plan.

The impact of a Change of Control on equity awards held by the named executive officers is governed by the COC Policy, described below.

The COC Plan includes a clawback provision that terminates benefits and requires repayment of benefits if the executive breaches agreements protecting the interests of the Company, such as agreements regarding confidentiality, non-competition and ownership of proprietary information. The COC Plan also requires that the executive sign a general waiver and release of claims in order to receive benefits. The COC Plan contains a modified excise tax gross-up provision that is designed to neutralize the disparate impact of excise taxes imposed under Section 4999 of the Code on executives with varying tenures with the Company. The payment will be made only if the total value of all “parachute payments” to the individual exceeds 110% of the individual’s “safe harbor” amount. In March 2010, the COC Plan was amended to remove the excise tax gross-up provision for any new executives who might be covered by the COC Plan in the future.

Under the COC Plan, a “Change of Control” is the first to occur of any of the following events: (i) any person becomes the beneficial owner of 30% or more of Intermec’s outstanding common stock or voting securities, with certain exceptions; (ii) the incumbent directors (including those nominees subsequently nominated or elected by incumbent directors) during any consecutive 24-month period cease for any reason to constitute at least a majority of the Board of Directors; (iii) consummation of a reorganization, merger, consolidation, sale or other disposition of substantially all the assets of the Company, unless (x) after such transaction the beneficial owners of Intermec’s common stock and voting securities immediately prior to the transaction retain more than 50% of such common stock and voting securities of the corporation resulting from such transaction, (y) no beneficial owner owns 30% or more of the then outstanding common stock or voting securities, and (z) at least a majority of the directors resulting from such transaction were incumbent directors at the time of executing the initial agreement providing for such transaction; or (iv) consummation of a complete liquidation or dissolution of the Company.

“Good Reason” is defined in the COC Plan to mean the occurrence of any of the following within 24 months after a Change of Control, and the failure of the Company or a successor company to cure within 30 days after receipt of written notice from the executive asserting that Good Reasons exists: (i) a material diminution in the executive’s base compensation; (ii) a material diminution in the executive’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive is required to report, including a requirement that the executive report to a corporate officer or employee instead of reporting directly to the Board of Directors; (iv) a material diminution in the budget over which the executive retains authority; (v) a material change in the geographic location at which the executive must perform the services; or (vi) the failure of the Company to obtain a satisfactory agreement from a successor to the Company to assume and agree to perform the COC Plan.

“Cause” is defined in the COC Plan to mean the occurrence of one or more of the following events: (i) the willful and continued failure of the executive to perform substantially the executive’s duties after a written demand for substantial performance is delivered by the Board or the CEO or (ii) the willful engaging by the executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. No act or failure to act will be considered “willful” unless it is done, or omitted to be done, in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company.

Change of Control Policy

All participants in the COC Plan are eligible to participate in the COC Policy. Participation in the COC Policy initially was conditioned on the covered executives’ agreeing to amend their outstanding options that were granted prior to effectiveness of the COC Programs to conform to the Change of Control terms in the COC Policy. All of the affected named executive officers have so agreed.

In the event of a Change of Control, outstanding equity awards held by the covered executives will be treated as follows:

•

All options and time-vested restricted stock or restricted stock units will be subject to “double-trigger” accelerated vesting and lapse of applicable forfeiture provisions (meaning that, if equity awards are converted, assumed or replaced in connection with a Change of Control, accelerated vesting and lapse of forfeiture provisions will occur only if, in connection with or within two years after the Change of Control, the executive’s employment is terminated by the Company (or a successor) without Cause or the executive terminates employment for Good Reason).

•

Payout of stock awards and stock units with restrictions based on performance criteria, performance shares and performance units will occur based on actual performance if more than 50% of the performance period has elapsed and at targeted performance if 50% or less of the performance period has elapsed.

The terms “Change of Control,” Good Reason” and “Cause” have the same definitions as in the COC Plan (except that any references in the above definitions to the COC Plan are replaced with references to the COC Policy).

Senior Officer Severance Plan

The SOSP sets forth the payments and benefits that we will provide to a Senior Officer, including our named executive officers, if we terminate the executive’s employment other than for Cause, and other than in connection with a Change of Control, or if the executive becomes disabled or dies while employed by the Company.

If we terminate a covered executive’s employment other than for Cause and other than in connection with a Change of Control, we will make the following payments to the executive:

•	Accrued but unpaid salary for the year of termination.

•	Lump sum severance payment equal to a multiple of the executive’s annual base salary. The multiple is two times base salary for the CEO and one times base salary for the other executives.

•

Prorated lump sum severance payment equal to the annual cash incentive bonus otherwise due to the executive for the year of termination, based on actual performance and payable only after actual performance is determined and without regard to an employment requirement.

•	Lump sum amount equal to 12 times the amount of the COBRA premium applicable to the level of health plan coverage in effect at the time of termination.

•	Payment for reasonable outplacement services, as incurred, for a period not to extend past the last day of the second calendar year following the calendar year of termination.

•	Amounts accrued and due under the existing terms of various benefit programs, including the Deferred Compensation Plan.

The executive is responsible for all taxes arising from payments and benefits under the SOSP. Any bonus payments under the SOSP are in lieu of any amounts otherwise payable for the year of termination under the Company’s Senior Officer Incentive Plan.

The SOSP includes a clawback provision that terminates benefits and requires repayment of benefits if the executive breaches agreements protecting the interests of the Company, such as agreements regarding confidentiality, non-competition and ownership of proprietary information. The SOSP also requires that the executive sign a general waiver and release of claims in order to receive benefits.

In the event of termination of an executive’s employment by reason of death or disability or for Cause, our sole obligation under the SOSP would be to pay the executive’s accrued annual base salary that is unpaid at that time. We also would pay amounts accrued and vested under the existing terms of various benefit programs in accordance with the terms of such programs.

The SOSP does not require us to retain the executives or to pay them any specified level of compensation or benefits. Generally, we may modify or terminate the SOSP at any time at our discretion without the consent or agreement of the executives.

The definition of “Change of Control” under the SOSP is the same as that described for the COC Plan above (except that any references in the above definition to the COC Plan are replaced with references to the SOSP). “Cause” is defined in the SOSP to mean (i) the failure of the executive to perform substantially the executive’s duties with the Company and (ii) the willful engaging by the executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

Restoration Plan

The terms of the Restoration Plan, other than those relating to a Change of Control, are described in “2009 Pension Benefits — Restoration Plan.” The following is a brief description of the provisions in the Restoration Plan relating to a Change of Control. Upon a Change of Control, the Restoration Plan benefit of any participant on the date of the Change of Control will be distributed in a lump sum that is equal to the actuarial present value of the Restoration Plan benefit payable at the later of his or her attainment of age 65 or his or her age at the time of the Change of Control. The lump sum amount payable upon a Change of Control is based on a different discount rate than what has been used for financial reporting purposes. Accordingly, the table below reflects the increase in value based on the Change of Control discount factor. This is explained further in note (g) to the table for Ms. Harwell below. Any condition concerning eligibility for retirement benefits that requires (1) the filing of any election, (2) the attainment of a specified age, (3) an agreement not to compete with the Company, (4) benefit reductions, or (5) the participant’s termination of employment with the Company would be waived.

For purposes of the Restoration Plan, a “Change of Control” is the first to occur of any of the following events: (i) any person becomes the beneficial owner of 30% or more of Intermec’s common stock or voting securities, with certain exceptions; (ii) the incumbent directors (including those nominees subsequently nominated or elected by incumbent directors) cease for any reason to constitute at least a majority of the Board of Directors; (iii) consummation of a reorganization, merger, consolidation, sale or other disposition of substantially all the assets of the Company, unless (x) after such transaction the beneficial owner of Intermec’s common stock and voting securities immediately prior to the transaction retain more than 60% of such common stock or voting securities, (y) no beneficial owner owns 30% or more of the then outstanding common stock or voting securities and (z) at least a majority of the directors resulting from such transaction were incumbent directors at the time of executing the initial agreement providing for such transaction; or (iv) consummation of a complete liquidation or dissolution of the Company. To the extent necessary to comply with Code Section 409A, an event or occurrence described above will be considered a Change of Control only if it also constitutes a change in ownership or effective control of the Company or a change in ownership of the Company’s assets described in accordance with the requirements of Code Section 409A.

Tabular Presentation

The table below presents the estimated incremental compensation payable to each of the named executive officers as described above, other than for Mr. Wills, who left the Company during 2009. The incremental compensation is presented in the following benefit categories:

•	Cash (salary): a multiple of the executive’s annual base salary as of December 31, 2009, except after a Change of Control when the highest base salary rate is used.

•	Cash (average prior incentive bonuses): a multiple of the average of actual incentive bonus payments for prior 3 years (2006-2008).

•

Cash (current year annual incentive bonus):  a pro rata portion of the executive’s actual cash incentive for 2009 based on the number of days worked during the year and actual performance, if applicable.

•	Stock options: market value, as of December 31, 2009, of unvested, in-the-money stock options that would vest.

•	Service-based stock awards: market value, as of December 31, 2009, of unvested restricted stock unit awards that would vest.

•	Performance shares: market value, as of December 31, 2009, of unvested PSUs that would vest.

•	Restoration Plan: difference in net present value based on the Restoration Plan’s discount factors.

•	Excise tax gross-up: the modified excise tax gross-up under the COC Plan, as described above.

•	Health and welfare benefits: estimated value of continuing welfare benefits for an executive and his/her family based on elected coverage as of December 31, 2009, and based on current Company costs.

•

Supplemental life insurance:  benefit paid to estate upon death. Mr. Driessnack, Mr. Faerber and Mr. Thompson have a death benefit of two times the previous year’s base salary, subject to a $600,000 maximum, under the Basic Life Insurance benefit provided to all employees. Therefore, no additional amount is shown as a death benefit in this table for them.

•	Perquisites: estimated value of outplacement services.

Mr. Wills.  When Mr. Wills left the Company, he received an additional one year’s salary of $317,240, a payment in the amount of his prorated target MICP bonus ($86,024), a payment of $18,365 (intended to help cover the cost of COBRA coverage, although it is not required to be so used), and up to $15,000 of outplacement services, all of which amounts (except those relating to outplacement services) are disclosed in the Summary Compensation Table for 2009.

Estimated Potential Incremental Payments upon Termination or Change of Control as of December 31, 2009

Name and Benefit	Before Change of Control Termination w/o Cause		Upon Change of Control (a)		After Change of Control Termination w/o Cause or for Good Reason (a)		Death (b)
Byrne, Patrick J.
Cash (salary)	$1,206,000	(c)	$—		$2,010,000	(d)	$—
Cash (average prior incentive bonuses)	—		—		1,078,293	(d)	—
Cash (current year annual incentive bonus)	—	(c)(e)	—		610,731	(d)	—
Stock Options: vesting accelerated	—		—		159,600		—
Service-Based Stock Awards: vesting accelerated	—		—		514,400		—
Performance Shares: vesting accelerated	—		514,400	(f)	—		—	(i)
Excise Tax Gross-Up	—		—		1,849,604		—
Health and Welfare Benefits	16,796		—		29,538		—
Supplemental Life Insurance	—		—		—		1,500,000
Perquisites	15,000	(h)	—		15,000	(h)	—

Total	$1,237,796		$514,400		$6,267,166		$1,500,000

Name and Benefit	Before Change of Control Termination w/o Cause		Upon Change of Control (a)		After Change of Control Termination w/o Cause or for Good Reason (a)		Death (b)
Driessnack, Robert J.
Cash (salary)	$270,000	(c)	$—		$600,000	(d)	$—
Cash (average prior incentive bonuses)	—		—		—	(d)	—
Cash (current year annual incentive bonus)	—	(c)(e)	—		153,692	(d)	—
Stock Options: vesting accelerated	—		—		238,000		—
Service-Based Stock Awards: vesting accelerated	—		—		171,462		—
Performance Shares: vesting accelerated	—		171,462	(f)	—		—	(i)
Excise Tax Gross-Up	—		—		509,250		—
Health and Welfare Benefits	14,601		—		29,276		—
Perquisites	15,000	(h)	—		15,000	(h)	—

Total	$299,601		$171,462		$1,716,680		$0

Name and Benefit	Before Change of Control Termination w/o Cause		Upon Change of Control (a)		After Change of Control Termination w/o Cause or for Good Reason (a)		Death (b)
Faerber, Dennis A.
Cash (salary)	$270,000	(c)	$—		$600,000	(d)	$—
Cash (average prior incentive bonuses)	—		—		157,118	(d)	—
Cash (current year annual incentive bonus)	—	(c)(e)	—		136,731	(d)	—
Stock Options: vesting accelerated	—		—		53,200		—
Service-Based Stock Awards: vesting accelerated	—		—		171,462		—
Performance Shares: vesting accelerated	—		171,462	(f)	—		—	(i)
Excise Tax Gross-Up	—		—		416,002		—
Health and Welfare Benefits	16,796		—		29,538		—
Perquisites (g)	15,000	(h)	—		15,000	(h)	—

Total	$301,796		$171,462		$1,579,051		$0

Name and Benefit	Before Change of Control Termination w/o Cause		Upon Change of Control (a)		After Change of Control Termination w/o Cause or for Good Reason (a)		Death (b)
Harwell, Janis L.
Cash (salary)	$305,460	(c)	$—		$678,800	(d)	$—
Cash (average prior incentive bonuses)	—		—		244,431	(d)	—
Cash (current year annual incentive bonus)	—	(c)(e)	—		185,626	(d)	—
Stock Options: vesting accelerated	—		—		53,200		—
Service-Based Stock Awards: vesting accelerated	—		—		171,462		—
Performance Shares: vesting accelerated	—		171,462	(f)	—		—	(i)
Restoration Plan: difference in net present value	—		4,387	(g)	—		—
Excise Tax Gross-Up	—		—		513,035		—
Health and Welfare Benefits	5,718		—		12,918		—
Supplemental Life Insurance	—		—		—		600,000
Perquisites	15,000	(h)	—		15,000	(h)	—

Total	$326,178		$175,849		$1,874,472		$600,000

Name and Benefit	Before Change of Control Termination w/o Cause		Upon Change of Control (a)		After Change of Control Termination w/o Cause or for Good Reason (a)		Death (b)
Thompson, Earl R.
Cash (salary)	$247,500	(c)	$—		$550,000	(d)	$—
Cash (average prior incentive bonuses)	—		—		96,540	(d)	—
Cash (current year annual incentive bonus)	—	(c)(e)	—		125,337	(d)	—
Stock Options: vesting accelerated	—		—		53,200		—
Service-Based Stock Awards: vesting accelerated	—		—		171,462		—
Performance Shares: vesting accelerated	—		171,462	(f)	—		—	(i)
Excise Tax Gross-Up	—		—		399,352		—
Health and Welfare Benefits	11,622		—		21,247		—
Perquisites (g)	15,000	(h)	—		15,000	(h)	—

Total	$274,122		$171,462		$1,432,138		$0

(a)	Other than under the Restoration Plan, discussed in note (g), and with respect to certain performance-based equity awards under our COC Policy, discussed in note (f), the COC Plan generally provides benefits to the executives upon a Change of Control if there is an involuntary termination without Cause or voluntary termination with Good Reason within two years following the Change of Control. Accordingly, the additional amounts to which our named executive officers would be entitled as a result of such termination are reflected in the column captioned “After Change of Control Termination w/o Cause or for Good Reason.”

(b)	For Mr. Byrne and Ms. Harwell, the death benefit is four times the previous year’s base salary, subject to a $600,000 maximum unless approved by the insurer after additional information is provided by the insured, in which case the maximum death benefit is $1,500,000. The benefit currently applicable to Mr. Byrne is $1,500,000, and the maximum benefit applicable to Ms. Harwell is $600,000. For Mr. Driessnack, Mr. Faerber and Mr. Thompson, the death benefit is two times the previous year’s base pay, subject to a $600,000 maximum, a benefit which applies to all employees.

(c)	In the event of termination without Cause, the executive is entitled to a payment that includes a multiple of his or her base salary. For Mr. Byrne, that multiple is two times his base salary. For all other named executive officers, that multiple is one time base salary. The base salary taken into account reflects the 10% reduction in salary that went into effect February 7, 2009. In addition, under the SOSP, the executive is entitled to a pro rata portion of his or her annual cash incentive bonus for that year, based on the number of days worked and actual performance under the cash incentive plan. There was no payout under the 2009 MICP because of performance, so no amounts would be paid under the SOSP for 2009.

(d)	In the event of termination without Cause or for Good Reason after a Change of Control, the executive is entitled to a payment that includes a multiple of his or her base salary (the highest rate ever paid) and bonus, the latter of which is calculated based on the average of the last three years’ actual bonus payments. For Mr. Byrne, that multiple is three times base salary and bonus. For all other named executive officers, that multiple is two times their base salary and bonus. Since Mr. Byrne commenced employment in 2007, only his average bonus for that year and 2008 is reflected. Because Mr. Faerber commenced employment in 2008, only his bonus for that year is reflected. Because Mr. Driessnack commenced employment in 2009, he has no prior year bonus history on which to base a Change of Control bonus multiple as of December 31, 2009, so this amount upon termination upon a Change of Control is shown as zero. The executive is also entitled to a pro rata portion of his or her target annual cash incentive bonus based on the number of days worked during the year of termination.

(e)	As described above, the Severance Plan was amended and renamed the SOSP in February 2010. Under the Severance Plan, in the case of termination before a Change of Control (as defined in the COC Policy), the executive would receive an amount equal to the target annual cash incentive bonus, prorated for the portion of the year employed before termination, and payable notwithstanding actual performance under the annual cash incentive plan. As a result, under the Severance Plan, the named executive officers would be entitled to the following amounts, which are also reported for annual incentive awards at target in the “2009 Grants of Plan-Based Awards” table: Mr. Byrne, $610,731; Mr. Driessnack, $153,692; Mr. Faerber, $136,731; Ms. Harwell, $185,626; and Mr. Thompson, $125,337.

(f)

Under the COC Policy, all outstanding awards of restricted stock or restricted stock units whose restrictions are based on performance criteria, performance units and performance shares will be deemed to have been fully earned based on targeted performance being attained as of the effective date of the Change of Control, except that if more than 50% of the performance period has elapsed, the award will be deemed to have been earned based on the actual performance attained as of the effective date of the Change of Control. The amounts in this table include the payout upon a Change of Control with respect to the PSU performance cycles for 2007-2009, 2008-2010 and 2009-2011, as applicable, to each named executive officer. To calculate these values as of December 31, 2009, we used the closing price of $12.86 per share of our common stock on that date. As of December 31, 2009, since no payout was anticipated under the 2007-2009 and the 2008-2010 performance cycles, the amounts in this table only reflect targeted performance for the 2009-2011 cycle (since less than 50% of that performance period had elapsed as of December 31, 2009).

(g)	Ms. Harwell has a vested benefit in the Restoration Plan. Upon a Change of Control (as defined in the Restoration Plan), Ms. Harwell would receive a lump sum payout of the net present value of her vested benefit. Under the Restoration Plan, we use a different discount factor to calculate the net present value in the event of a Change of Control compared to the discount factor we use to calculate the net present value of the benefit for financial reporting purposes. (The value used for financial reporting purposes is reflected in the “2009 Pension Benefits” table.) The amount reported in this table for the Restoration Plan upon a Change of Control represents the positive difference, as of December 31, 2009, between (1) the net present value of Ms. Harwell’s benefit as calculated upon a Change of Control (using segment rates of 4.91%, 5.50% and 5.31% interest and 2009 unisex PPA mortality) and (2) the net present value of Ms. Harwell’s benefit as calculated for financial reporting purposes (using a 6.0% rate of interest and RP2000 combined healthy mortality projected to 2017 (sex-distinct without collar adjustment)).

(h)	The executives would be entitled to the reasonable cost of outplacement services. The amount of services is not fixed, but we do not expect them to exceed $15,000 in the aggregate per executive

(i)	In the event of an executive’s death prior to the end of the award period under the PSU Program, such executive’s estate or other beneficiary will receive a payout of earned PSUs on the same basis as other participants, except that the amount of any payout will be prorated for the number of full months worked during the award period as a percentage of the total number of full months in the award period, and the requirement that the executive be employed at the end of the award period does not apply. Since as of December 31, 2009, no payout was anticipated under any of the open award periods under the PSU Program, there is no death benefit payable under the PSU Program for an executive who died on December 31, 2009.

EQUITY COMPENSATION PLAN INFORMATION

The table provides information, as of December 31, 2009, concerning securities authorized for issuance under equity compensation plans of the Company.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	3,380,001	*	$18.83	5,045,586	**
Equity compensation plans not approved by stockholders	—		—	—

*	Not included here are 186,358 RSUs issued under the 2008 Plan which if vested, will be paid in the form of unrestricted shares of common stock. This number also does not include 81,151 RDSUs, which if vested, will be paid in shares of common stock as provided in the Director Compensation Program. This number also does not include PSUs, which, if vested, must be paid in shares of common stock, as provided in the PSU Program. The target number of PSUs that have been granted for the 2007-2009, 2008-2010 and 2009-2011 performance periods is 352,706. Participants can earn from 0% to 200% of their target shares based on the Company’s financial performance. The terms of PSUs are described in “Compensation Discussion and Analysis.”

**	The total of 5,045,586 includes 3,824,063 shares available under the 2008 Plan, which provides for awards of RSUs, performance shares and units, and other types of incentive awards, in addition to stock options, stock appreciation rights and restricted stock. It also includes 1,221,523 shares available under the 2008 Employee Stock Purchase Plan. The 2008 Director Compensation Program under the 2008 Plan allows for certain annual retainer fees and meeting fees to be paid in the form of common stock or deferred stock units. See the information provided in “Director Compensation.”

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports, proxy statements and Notices of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single annual report, proxy statement and/or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report, proxy statement and/or Notice of Internet Availability of Proxy Materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report, proxy statement or Notice of Internet Availability of Proxy Materials, by sending a written request to Intermec, Inc., 6001 36th Avenue West, Everett, WA 98203, Attention: Investor Relations or calling us at 425-348-2600.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement or Notice of Internet Availability of Proxy Materials in the future, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report, proxy statement or Notice of Internet Availability of Proxy Materials, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Intermec, Inc., 6001 36th Avenue West, Everett, WA 98203, Attention: Investor Relations or calling us at 425-348-2600.

Intermec, Inc.

2010 Annual Meeting of Stockholders

May 26, 2010, 10:00 a.m. Pacific time

6001 — 36th Avenue West

Everett, Washington 98203

Directions and Parking

From the North or South on I-5:

Take exit #189 “Mukilteo/Whidbey Island Ferry” onto Hwy. 526. Take the Seaway Boulevard exit and follow it to the end (approximately 1.25 miles). At the end of Seaway Boulevard, turn right onto 36th Avenue West, which ends at the Intermec headquarters building.

From Hwy 99:

Turn West onto Hwy. 526. Take the Seaway Boulevard exit and follow it to the end (approximately 1.25 miles). At the end of Seaway Boulevard, turn right onto 36th Avenue West, which ends at the Intermec headquarters building.

Visitor parking is available in front of the circular drive. Please enter the building through the front doors, behind the circular drive.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time May 25, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time May 25, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M24092-Z52612	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERMEC, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.
1.	ELECTION OF DIRECTORS		For	Against	Abstain
Nominees:
	1a.	Patrick J. Byrne	☐	☐	☐

	1b.	Eric J. Draut	☐	☐	☐				For	Against	Abstain

	1c.	Gregory K. Hinckley	☐	☐	☐		1g.	Steven B. Sample	☐	☐	☐

	1d.	Lydia H. Kennard	☐	☐	☐		1h.	Oren G. Shaffer	☐	☐	☐

	1e.	Allen J. Lauer	☐	☐	☐		1i.	Larry D. Yost	☐	☐	☐

	1f.	Stephen P. Reynolds	☐	☐	☐	2.	RATIFY SELECTION OF DELOITTE & TOUCHE LLP AS INTERMEC, INC.’s INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.		☐	☐	☐
The shares represented by this proxy when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulated voting is required, the persons named in this proxy will vote in their discretion

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date							Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M24093-Z52612

INTERMEC, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS MAY 26, 2010

The undersigned stockholder(s) hereby appoint(s) Patrick J. Byrne, Robert J. Dreissnack and Janis L. Harwell, and each of them with power to act without the other and with power of substitution, as proxies, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of Intermec, Inc. that the stockholder(s) is/are entitled to vote at the 2010 Annual Meeting of Stockholders to be held at 10:00 A.M., Pacific Time on Wednesday, May 26, 2010, at the headquarters offices of Intermec, Inc., located at 6001 36th Avenue West, Everett, Washington, and any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the 2010 Annual Meeting of Stockholders.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE PROPOSAL.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side